                                                                    Exhibit 10.4

                                                                  CONFORMED COPY


================================================================================

                   US$270,000,000 364-DAY AMENDED AND RESTATED
                             COMPETITIVE ADVANCE AND
                       REVOLVING CREDIT FACILITY AGREEMENT

                            Dated as of March 1, 2002

                                      among


                                PERKINELMER, INC.


                            THE LENDERS NAMED HEREIN


                                       and


                               JPMORGAN CHASE BANK
                             as Administrative Agent

                           J.P. MORGAN EUROPE LIMITED
                                 as London Agent


                               FLEET NATIONAL BANK
                            as Co-Documentation Agent

                               WACHOVIA BANK, N.A.
                            as Co-Documentation Agent


                         ------------------------------



                           J.P. MORGAN SECURITIES INC.
                    as Advisor, Lead Arranger and Bookrunner


================================================================================
                                                                   CS&M 6701-109

                                TABLE OF CONTENTS

                                                                           PAGE


                                    ARTICLE I

                                   DEFINITIONS

SECTION 1.01.  Defined Terms..................................................5
SECTION 1.02.  Terms Generally...............................................17
SECTION 1.03.  Exchange Rates................................................17


                                   ARTICLE II

                                   THE CREDITS

SECTION 2.01.  Commitments...................................................18
SECTION 2.02.  Loans.........................................................18
SECTION 2.03.  Competitive Bid Procedure.....................................19
SECTION 2.04.  Standby Borrowing Procedure...................................21
SECTION 2.05.  Swingline Loans...............................................22
SECTION 2.06.  Facility Fees.................................................23
SECTION 2.07.  Conversion and Continuation of Standby Borrowings.............24
SECTION 2.08.  Repayment of Loans; Evidence of Debt..........................25
SECTION 2.09.  Interest on Loans.............................................25
SECTION 2.10.  Default Interest..............................................26
SECTION 2.11.  Alternate Rate of Interest....................................26
SECTION 2.12.  Termination and Reduction of Commitments......................27
SECTION 2.13.  Prepayment....................................................27
SECTION 2.14.  Reserve Requirements; Change in Circumstances.................28
SECTION 2.15.  Change in Legality............................................29
SECTION 2.16.  Indemnity.....................................................30
SECTION 2.17.  Pro Rata Treatment............................................30
SECTION 2.18.  Sharing of Setoffs............................................31
SECTION 2.19.  Payments......................................................31
SECTION 2.20.  Duty to Mitigate; Assignment of Commitments Under
               Certain Circumstances.........................................32
SECTION 2.21.  Taxes.........................................................32
SECTION 2.22.  Additional Reserve Costs......................................34

                                   ARTICLE III

                         Representations and Warranties

SECTION 3.01.  Corporate Existence and Power..................................35
SECTION 3.02.  Corporate and Governmental Authorization; Contravention........35
SECTION 3.03.  Binding Effect.................................................35
SECTION 3.04.  Financial Information..........................................35
SECTION 3.05.  Litigation.....................................................36
SECTION 3.06.  Compliance with ERISA..........................................36
SECTION 3.07.  Taxes..........................................................36
SECTION 3.08.  Subsidiaries...................................................36
SECTION 3.09.  Representations and Warranties of Each Borrowing Subsidiary....37
SECTION 3.10.  Federal Reserve Regulations....................................37
SECTION 3.11.  Investment Company Act; Public Utility Holding Company Act.....37
SECTION 3.12.  Environmental and Safety Matters...............................38
SECTION 3.13.  No Material Adverse Change.....................................38
SECTION 3.14.  Solvency.......................................................38


                                   ARTICLE IV

                     Conditions of Effectiveness and Lending

SECTION 4.01.  All Borrowings.................................................38
SECTION 4.02.  Effectiveness..................................................39
SECTION 4.03.  First Borrowing by Each Borrowing Subsidiary...................40


                                    ARTICLE V

                                    COVENANTS

SECTION 5.01.  Information....................................................40
SECTION 5.02.  Corporate Existence; Businesses and Properties.................41
SECTION 5.03.  Insurance......................................................42
SECTION 5.04.  Litigation and Other Notices...................................42
SECTION 5.05.  Maintaining Records; Access to Properties and Inspections......42
SECTION 5.06.  Consolidated EBITDA to Consolidated Interest Expense Ratio.....42
SECTION 5.07.  Net Debt to Capitalization Ratio...............................42
SECTION 5.08.  Negative Pledge................................................42
SECTION 5.09.  Consolidations, Mergers and Sales of Assets....................43
SECTION 5.10.  Ownership of Margin Stock......................................44

                                   ARTICLE VI

                                EVENTS OF DEFAULT

                                   ARTICLE VII

                                    GUARANTEE



                                  ARTICLE VIII

                                   THE AGENTS



                                   ARTICLE IX

                                  MISCELLANEOUS

SECTION 9.01.  Notices........................................................50
SECTION 9.02.  Survival of Agreement..........................................51
SECTION 9.03.  Binding Effect.................................................51
SECTION 9.04.  Successors and Assigns.........................................51
SECTION 9.05.  Expenses; Indemnity............................................53
SECTION 9.06.  Applicable Law.................................................54
SECTION 9.07.  Waivers; Amendment.............................................54
SECTION 9.08.  Entire Agreement...............................................55
SECTION 9.09.  Severability...................................................55
SECTION 9.10.  Counterparts...................................................55
SECTION 9.11.  Headings.......................................................55
SECTION 9.12.  Right of Setoff................................................55
SECTION 9.13.  Jurisdiction; Consent to Service of Process....................55
SECTION 9.14.  Waiver of Jury Trial...........................................56
SECTION 9.15.  Addition of Borrowing Subsidiaries.............................56
SECTION 9.16.  Confidentiality................................................56
SECTION 9.17.  Collateral.....................................................57
SECTION 9.18.  Interest Rate Limitation.......................................57
SECTION 9.19.  Conversion of Currencies.......................................57

SCHEDULES

Schedule 2.01     Commitments
Schedule 3.08     Subsidiaries
Schedule 3.12 Environmental Exceptions (Facilities Owned by the Company and its Subsidiaries)

EXHIBITS

Exhibit A-1       Competitive Bid Request
Exhibit A-2       Invitation by Administrative Agent for Competitive Bids
Exhibit A-3       Competitive Bid by a Lender
Exhibit A-4       Competitive Bid Accept/Reject Letter
Exhibit A-5       Standby Borrowing Request
Exhibit B         Administrative Questionnaire (US Dollars)
Exhibit B-1       Administrative Questionnaire (Foreign Currency)
Exhibit C         Assignment and Acceptance
Exhibit D-1       Opinion of John L. Healy, Esq. with respect to the Company
Exhibit D-2       Opinion of Counsel for Borrowing Subsidiary with respect to the Borrowing Subsidiary
Exhibit E         Borrowing Subsidiary Agreement
Exhibit F         Mandatory Costs Rate

                  US$270,000,000 364-DAY AMENDED AND RESTATED COMPETITIVE
            ADVANCE AND REVOLVING CREDIT FACILITY AGREEMENT (the "Agreement") dated as of March 1, 2002, among PERKINELMER, INC., a Massachusetts corporation (the "Company"), the Borrowing Subsidiaries (as such term is defined herein; together with the Company, the "Borrowers"), the lenders listed in Schedule 2.01 (the "Lenders"), JPMORGAN CHASE BANK (as successor to THE CHASE MANHATTAN BANK), a New York banking corporation, as administrative agent for the Lenders (in such capacity, the "Administrative Agent") and J.P. MORGAN EUROPE LIMITED (as successor to CHASE MANHATTAN INTERNATIONAL LIMITED), a company organized under the laws of England and Wales, as European agent for the Lenders (in such capacity, the "London Agent").


      The Lenders have been requested to extend credit to the Borrowers to enable them to borrow on a standby revolving credit basis on and after the date hereof and at any time and from time to time prior to the Termination Date a principal amount not in excess of US$270,000,000 at any time outstanding. The Lenders have also been requested to provide a procedure pursuant to which the Borrowers may invite the Lenders to bid on an uncommitted basis on short-term borrowings by the Borrowers. The proceeds of all such borrowings are to be used by the Borrowers for general corporate purposes, including to finance acquisitions and to provide working capital for use in the ordinary course of their businesses. The Lenders are willing to extend such credit on the terms and subject to the conditions herein set forth. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Article I.

      This Agreement amends and restates the US$300,000,000 364-Day Amended and Restated Competitive Advance and Revolving Credit Facility Agreement dated as of March 2, 2001, among the Company, the Borrowing Subsidiaries, the lenders party thereto and the Administrative Agent (the "Existing Credit Agreement").

      Accordingly, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

      SECTION 1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings specified below:

      "ABR BORROWING" shall mean a Borrowing comprised of ABR Loans.

      "ABR LOAN" shall mean any Standby Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

      "ADMINISTRATIVE QUESTIONNAIRE" shall mean an Administrative Questionnaire in the form of Exhibit B hereto.

      "AFFILIATE" shall mean, when used with respect to a specified person, another person that directly or indirectly controls or is controlled by or is under common control with the person specified.

      "AGENTS" shall mean, collectively, the Administrative Agent and the London Agent.

      "AGREEMENT CURRENCY" has the meaning assigned to such term in Section 9.19(b).

      "ALTERNATE BASE RATE" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Administrative Agent, of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it. If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

      "APPLICABLE AGENT" shall mean (a) with respect to a Loan or Borrowing denominated in Dollars and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, the London Agent.

      "APPLICABLE CREDITOR" has the meaning assigned to such term in
Section 9.19(b).

      "APPLICABLE PERCENTAGE" shall mean on any date, with respect to Eurocurrency Standby Loans or with respect to the Facility Fee, as the case may be, the applicable percentage set forth below under the caption "Eurocurrency Spread" or "Facility Fee Percentage", as the case may be, based upon the Ratings in effect on such date.

================================================================================
RATING                         EUROCURRENCY SPREAD          FACILITY FEE
                                                            PERCENTAGE
--------------------------------------------------------------------------------
CATEGORY 1

Aa3 or higher by Moody's;
AA- or higher by S&P                   .250%                     .050%
--------------------------------------------------------------------------------

================================================================================
RATING                         EUROCURRENCY SPREAD          FACILITY FEE
                                                            PERCENTAGE
--------------------------------------------------------------------------------
CATEGORY 2

A1 or A2 by Moody's;
A+ or A by S&P                          .320%                    .080%
--------------------------------------------------------------------------------
CATEGORY 3

A3 by Moody's;
A- by S&P                               .400%                    .100%
--------------------------------------------------------------------------------
CATEGORY 4

Baa1 by Moody's;
BBB+ by S&P                             .475%                    .125%
--------------------------------------------------------------------------------
CATEGORY 5

Baa2 by Moody's;
BBB by S&P                              .600%                    .150%
--------------------------------------------------------------------------------
CATEGORY 6

Baa3 by Moody's;
BBB- by S&P                             .700%                    .175%
--------------------------------------------------------------------------------
CATEGORY 7

Ba1 or lower by Moody's;
BB+ or lower by S&P                     .750%                    .250%
================================================================================


For purposes of the foregoing, (i) if either rating agency shall not have a Rating in effect (other than as a result of circumstances referred to in the penultimate sentence of this definition), such rating agency shall be deemed to have a Rating in Category 7; (ii) if the Ratings shall fall or be deemed to fall within different Categories, the Applicable Percentage shall be based upon the higher of the two Categories; PROVIDED, HOWEVER, that if the difference in the Ratings is greater than one Category, the Applicable Percentage will be based on the Category which is one Category below the higher Rating; and (iii) if any Rating shall be changed (other than as a result of a change in the rating system of Moody's or S&P), such change shall be effective as of the date on which it is first announced by the rating agency making such change. Each such change in the Applicable Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody's or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition to reflect such changed rating system or the non-availability of ratings from such rating agency, and pending the effectiveness of any such amendment the Applicable Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation. Notwithstanding the foregoing, each Applicable Percentage set forth above under the caption "Eurocurrency Spread" shall be increased (x) by an additional .125% per annum on any day on which (A) the sum of the Revolving Credit Exposure and the aggregate Competitive Loan Exposures shall exceed (B) 33% of the Total Commitment, and (y) at all times on and after the Termination Date, by an additional .20% per annum.

      "ASSIGNMENT AND ACCEPTANCE" shall mean an assignment and acceptance entered into by a Lender and an assignee in the form of Exhibit C.

      "BOARD" shall mean the Board of Governors of the Federal Reserve System of the United States.

      "BOARD OF DIRECTORS" shall mean the Board of Directors of the Company or any duly authorized committee thereof.

      "BORROWING" shall mean a group of Loans of a single Type made by the Lenders (or, in the case of a Competitive Borrowing, by the Lender or Lenders whose Competitive Bids have been accepted pursuant to Section 2.03) to a single Borrower on a single date and as to which a single Interest Period is in effect.

      "BORROWING MINIMUM" shall mean (a) in the case of a Borrowing denominated in Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in any Foreign Currency, 5,000,000 units of such Foreign Currency.

      "BORROWING MULTIPLE" shall mean (a) in the case of a Borrowing denominated in Dollars, US$1,000,000 and (b) in the case of a Borrowing denominated in any Foreign Currency, 1,000,000 units of such currency.

      "BORROWING REQUEST" shall mean a request by a Borrower for a Borrowing in accordance with Section 2.04.

      "BORROWING SUBSIDIARY" shall mean any Subsidiary which shall have executed and delivered to the Administrative Agent and each Lender a Borrowing Subsidiary Agreement.

      "BORROWING SUBSIDIARY AGREEMENT" shall mean an agreement, in the form of Exhibit E hereto, duly executed by the Company and a Subsidiary.

      "BUSINESS DAY" shall mean any day (other than a day which is a Saturday, Sunday or legal holiday in the State of New York) on which banks are open for business in New York City; PROVIDED, HOWEVER, that (a) when used in connection with a Eurocurrency Loan, the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market and (b) when used in connection with a Loan denominated in Euro, the term "Business Day" shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

      "CALCULATION DATE" shall mean the last Business Day of each calendar month.

      "A CHANGE IN CONTROL" shall be deemed to have occurred if (a) any person or group of persons shall have acquired beneficial ownership of more than 50% of the outstanding Voting Shares of the Company (within the meaning of Section 13(d) or 14(d) of the Securities

Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder), or (b) during any period of 12 consecutive months, commencing before or after the date of this Agreement, individuals who on the first day of such period were directors of the Company (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of the Company.

      "CHARGES" shall have the meaning assigned to such term in Section 9.18.

      "CLOSING DATE" shall mean the date of this Agreement.

      "CODE" shall mean the Internal Revenue Code of 1986, as the same may be amended from time to time.

      "COMMITMENT" shall mean, with respect to each Lender, the commitment of such Lender to make Standby Loans hereunder as set forth as of the Closing Date in Schedule 2.01 hereto as such Lender's commitment may be permanently terminated or reduced from time to time pursuant to Section 2.12. The Commitment of each Lender shall automatically and permanently terminate on the Termination Date if not terminated earlier pursuant to the terms hereof.

      "COMMITTED CURRENCY" shall mean Dollars and each Foreign Currency.

      "COMPETITIVE BID" shall mean an offer by a Lender to make a Competitive Loan pursuant to Section 2.03.

      "COMPETITIVE BID ACCEPT/REJECT LETTER" shall mean a notification made by a Borrower pursuant to Section 2.03(d) in the form of Exhibit A-4.

      "COMPETITIVE BID RATE" shall mean, as to any Competitive Bid, (i) in the case of a Eurocurrency Loan, the Margin, and (ii) in the case of a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

      "COMPETITIVE BID REQUEST" shall mean a request made pursuant to Section
2.03 in the form of Exhibit A-1.

      "COMPETITIVE BORROWING" shall mean a Borrowing consisting of a Competitive Loan or concurrent Competitive Loans from the Lender or Lenders whose Competitive Bids for such Borrowing have been accepted under the bidding procedure described in Section 2.03.

      "COMPETITIVE LOAN" shall mean a Loan made pursuant to the bidding procedure described in Section 2.03. Each Competitive Loan shall be a Eurocurrency Competitive Loan or a Fixed Rate Loan.

      "COMPETITIVE LOAN EXPOSURE" shall mean, at any time, with respect to any Lender, the aggregate principal amount of the Competitive Loans of such Lender outstanding at such time.

      "CONSOLIDATED EBITDA" shall mean, for any period, Consolidated Net Income of the Company and its Consolidated Subsidiaries excluding the effect of non-cash extraordinary items and accounting changes for such period, plus income taxes during such period, plus the aggregate amount deducted in determining such Consolidated Net Income for such period in respect of Consolidated Interest Expense of the Company and its Consolidated Subsidiaries for such period, plus all amounts attributable to depreciation and amortization of the Company and its Consolidated Subsidiaries for such period, all determined in accordance with GAAP.

            "CONSOLIDATED INTEREST EXPENSE" shall mean, for any period, (a) the gross interest expense of the Company and its Consolidated Subsidiaries (excluding the amortization of transaction costs) in respect of Indebtedness included within clauses (i) through (iv) of the definition of Indebtedness for such period, all determined in accordance with GAAP.

            "CONSOLIDATED NET INCOME" shall mean, for any period, the consolidated net income (or loss) of the Company and its Consolidated Subsidiaries for such period, determined in accordance with GAAP.

            "CONSOLIDATED NET INDEBTEDNESS" shall mean, for any date, (a) the sum of all outstanding Indebtedness of the Company and its Consolidated Subsidiaries as of such date less (b) the lesser of (i) US$50,000,000 and (ii) Eligible Investments as of such date, all determined on a consolidated basis in accordance with GAAP.

            "CONSOLIDATED SUBSIDIARY" shall mean, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements as of such date.

            "DEFAULT" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

            "DOLLARS" or "US$" shall mean lawful money of the United States of America.

            "DOLLAR EQUIVALENT" shall mean, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.03(b) using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.

            "ELIGIBLE INVESTMENTS" shall mean:

            (a) cash and cash equivalents;

            (b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof by the Company or any Subsidiary;

            (c) investments in money market funds the assets of which are invested in obligations of the type described in (b) above (irrespective of maturity); and

            (d) other money market investments offered by any of the Lenders or a commercial bank having the highest credit rating available from Standard & Poor's Corporation or Moody's Investors Service, Inc. and having maturities of less than 90 days.

     "ENVIRONMENTAL LAWS" shall have the meaning assigned to such term in
Section 3.12.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

     "ERISA AFFILIATE" shall mean any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414 of the Code.

     "EURO" or "f" shall mean the single currency of the participating member states of the European Union.

     "EUROCURRENCY BORROWING" shall mean a Borrowing comprised of Eurocurrency Loans.

     "EUROCURRENCY COMPETITIVE BORROWING" shall mean a Borrowing comprised of Eurocurrency Competitive Loans.

     "EUROCURRENCY COMPETITIVE LOAN" shall mean any Competitive Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

     "EUROCURRENCY LOAN" shall mean any Eurocurrency Competitive Loan or Eurocurrency Standby Loan.

     "EUROCURRENCY STANDBY BORROWING" shall mean a Borrowing comprised of Eurocurrency Standby Loans.

     "EUROCURRENCY STANDBY LOAN" shall mean any Standby Loan bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

     "EVENT OF DEFAULT" shall have the meaning assigned to such term in Article VI.

     "EXCHANGE RATE" shall mean on any day, with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m., London time, on such day on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m., London time, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent, after consultation with the Company, may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

     "EXISTING CREDIT AGREEMENT" shall have the meaning assigned to such term in the recitals to this Agreement.

      "FACILITY FEE" shall have the meaning assigned to such term in Section 2.06(a).

      "FINANCIAL OFFICER" of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or assistant treasurer of such corporation.

      "FIVE-YEAR FACILITY" shall mean the 5-Year Competitive Advance and Revolving Credit Facility Agreement dated as of March 2, 2001, as amended from time to time, among the Company, certain of the Subsidiaries, the lenders named therein and JPMorgan Chase Bank (as successor to The Chase Manhattan Bank), as administrative agent.

      "FIXED RATE BORROWING" shall mean a Borrowing comprised of Fixed Rate
Loans.

      "FIXED RATE LOAN" shall mean any Competitive Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Loan in its Competitive Bid.

      "FOREIGN CURRENCY" shall mean Sterling and Euro.

      "GAAP" shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis.

      "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

      "GUARANTEED OBLIGATIONS" shall mean the principal of and interest on the Loans made to, and the other obligations, monetary or otherwise, of, the Borrowing Subsidiaries under this Agreement.

      "INDEBTEDNESS" of any person shall mean at any date, without duplication,
(i) all obligations of such person for borrowed money (but not including non-recourse obligations of such person), (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, except trade payables and reimbursement obligations in respect of performance bonds and standby letters of credit to the extent the obligations underlying such letters of credit would not be considered Indebtedness, all of which arise in the ordinary course of business, (iii) all obligations of such person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business, (iv) all obligations of such person as lessee under capital leases, (v) all Indebtedness of others secured by a Lien on any asset of such person (but not including non-recourse obligations of such person) and (vi) all Indebtedness of others guaranteed by such person.

      "INFORMATION" shall mean any materials, documents and information (other than annual reports, prospectuses, proxy statements and other materials distributed to the Company's shareholders) that the Company or any of its Subsidiaries may have furnished or may hereafter furnish to the Agents or any Lender in connection with Sections 4.03(d), 5.01, 5.04 and 5.05 of this Agreement.

      "INTEREST ELECTION REQUEST" shall mean a request by the relevant Borrower to convert or continue a Borrowing in accordance with Section 2.07.

      "INTEREST PAYMENT DATE" shall mean (i) as to any Eurocurrency Loan for which the Interest Period is 1, 2 or 3 months, the last day of the Interest Period, (ii) as to any Eurocurrency Loan for which the Interest Period is 6 months, the last day of the Interest Period and the date that would be the last day of an Interest Period commencing on the same date but having a duration of 3 months, (iii) as to any ABR Loan, the last day of March, June, September and December in each year, or if such day is not a Business Day, the next succeeding Business Day and (iv) as to any Fixed Rate Loan, the last day of the Interest Period applicable thereto.

      "INTEREST PERIOD" shall mean (a) as to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the next succeeding March 31, June 30, September 30 or December 31, or, if earlier, on the Maturity Date or the date such Borrowing is repaid or prepaid in accordance with Section 2.08 or Section
2.13 and (c) as to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date specified in the Competitive Bids in which the offers to make the Fixed Rate Loans comprising such Borrowing were extended, which shall not be earlier than seven days after the date of such Borrowing or later than 360 days after the date of such Borrowing; PROVIDED, HOWEVER, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of Eurocurrency Loans only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

      "JPMCB" shall mean JPMorgan Chase Bank and its successors.

      "JPMEL" shall mean J.P. Morgan Europe Limited and its successors.

      "JUDGMENT CURRENCY" has the meaning assigned to such term in Section 9.19(b).

      "LIBO RATE" shall mean, for any Interest Period, (a) with respect to any Eurocurrency Borrowing denominated in Dollars or Euro, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in the currency of such Borrowing (as reflected on the applicable Telerate screen), for a period equal to such Interest Period, or, if an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the interest rate per annum determined by the Applicable Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMCB at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period, and (b) with respect to any Eurocurrency Borrowing denominated in Sterling, the interest rate per annum determined by the Applicable Agent to be the average of the rates per annum at which deposits in the currency of such Borrowing are offered for such Interest Period to major banks in the London interbank market by JPMCB at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

      "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind whatsoever (including any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

      "LOAN" shall mean a Competitive Loan, a Standby Loan, whether made as a Eurocurrency Loan, an ABR Loan or a Fixed Rate Loan, as permitted hereby or a Swingline Loan.

      "LOCAL TIME" shall mean (a) with respect to a Loan or Borrowing denominated in Dollars, New York City time, and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.

      "LONDON AGENT" shall mean J.P. Morgan Europe Limited or any successor in such capacity.

      "MARGIN" shall mean, as to any Eurocurrency Competitive Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

      "MARGIN REGULATIONS" shall mean Regulations U and X of the Board as from time to time in effect, and all official rulings and interpretations thereunder or thereof.

      "MARGIN STOCK" shall have the meaning given such term under Regulation U of the Board.

      "MATERIAL ADVERSE EFFECT" shall mean a materially adverse effect on the business, assets, operations or condition, financial or otherwise, of the Company and its Consolidated Subsidiaries taken as a whole.

      "MATURITY DATE" shall mean February 28, 2004.

      "MAXIMUM RATE" shall have the meaning assigned to such term in
Section 9.18.

      "MOODY'S" shall mean Moody's Investors Service, Inc., or any of its successors.

      "MULTIEMPLOYER PLAN" shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code
Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

      "NEW LENDING OFFICE" shall have the meaning assigned to such term in
Section 2.21(g).

      "NON-U.S. LENDER" shall mean any Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia.

      "OTHER TAXES" shall have the meaning assigned to such term in
Section 2.21(b).

      "PARTICIPATING PERCENTAGE" shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Participating Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

      "PERSON" shall mean any natural person, corporation, business trust, joint venture, association, company, partnership or government, or any agency or political subdivision thereof.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

      "PLAN" shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code that is maintained for current or former employees, or any beneficiary thereof, of the Company or any ERISA Affiliate.

      "QUOTATION DAY" shall mean, with respect to any Eurocurrency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for leading banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by leading banks on more than one day, the Quotation Day will be the last of such days.

      "RATINGS" shall mean the ratings from time to time established by Moody's and S&P for senior, unsecured, non-credit-enhanced long-term debt of the Company.

      "REGISTER" shall have the meaning given such term in Section 9.04(d).

      "REGULATION D" shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

      "REPORTABLE EVENT" shall mean any reportable event as defined in Section 4043(b) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414).

      "REQUIRED LENDERS" shall mean, at any time, Lenders having Commitments representing more than 50% of the Total Commitment or, for purposes of acceleration pursuant to clause (ii) of Article VI, Lenders holding Loans representing more than 50% of the aggregate principal amount of the Loans outstanding.

      "REVOLVING CREDIT EXPOSURE" shall mean, at any time, the sum of (a) the aggregate principal amount of the Standby Loans denominated in Dollars outstanding at such time, (b) the Dollar Equivalent of the aggregate principal amount of the Standby Loans denominated in Sterling or Euro outstanding at such time and (c) the aggregate Swingline Exposure at such time. The Revolving Credit Exposure of any Lender at any time shall be such Lender's Participating Percentage of the total Revolving Credit Exposure at such time.

      "S&P" shall mean Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc., or any of its successors.

      "SHAREHOLDERS' EQUITY" shall mean, with respect to the Company at any date, (a) the sum of (i) common stock and preferred stock taken at par or stated value at such date, (ii) capital in excess of par value at such date, (iii) cumulative translation adjustments and other adjustments required by GAAP at such date and (iv) retained earnings (or deficit) at such date minus (b) treasury stock at such date, all determined in accordance with GAAP.

      "STANDBY BORROWING" shall mean a Borrowing consisting of simultaneous Standby Loans from each of the Lenders.

      "STANDBY BORROWING REQUEST" shall mean a request made pursuant to Section
2.04 in the form of Exhibit A-5.

      "STANDBY LOANS" shall mean the revolving loans made pursuant to
Section 2.04. Each Standby Loan shall be a Eurocurrency Standby Loan or an ABR Loan.

      "STERLING" or "(POUND)" shall mean the lawful money of the United Kingdom.

      "SUBSIDIARY" shall mean, with respect to any person (the "parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

      "SUBSIDIARY" shall mean a subsidiary of the Company.

      "SWINGLINE BORROWING" shall mean a Borrowing consisting of simultaneous Swingline Loans from each of the Swingline Lenders.

      "SWINGLINE COMMITMENT" shall mean, with respect to each Swingline Lender, the commitment of such Lender hereunder to make Swingline Loans set forth as of the Closing Date in Schedule 2.01 hereto, as such Swingline Commitment may be permanently terminated or reduced from time to time pursuant to Section 2.12. The Swingline Commitment of each Swingline Lender shall automatically and permanently terminate on the Termination Date if not terminated earlier pursuant to the terms hereof.

      "SWINGLINE EXPOSURE" means, at any time, the Dollar Equivalent of the aggregate principal amount of the Swingline Loans denominated in Sterling or Euro outstanding at such time. The Swingline Exposure of any Lender at any time shall be such Lender's Participating Percentage of the total Swingline Exposure at such time.

      "SWINGLINE LENDERS" shall mean J.P. Morgan Europe Limited and Fleet National Bank, in their capacity as lenders of Swingline Loans hereunder.

      "SWINGLINE LOAN" shall mean a Loan made in accordance with Section 2.05.

      "TAXES" shall have the meaning assigned to such term in Section 2.21(a).

      "TERMINATION DATE" shall mean February 28, 2003.

      "TOTAL COMMITMENT" shall mean, at any time, the aggregate amount of Commitments of all the Lenders, as in effect at such time.

      "TRANSFEREE" shall have the meaning assigned to such term in
Section 2.21(a).

      "TYPE", when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, "RATE" shall include the LIBO Rate, the Alternate Base Rate and the Fixed Rate.

      "VOTING SHARES" shall mean, as to any corporation, outstanding shares of stock of any class of such corporation entitled to vote in the election of directors, excluding shares entitled so to vote only upon the happening of some contingency.

      "WITHDRAWAL LIABILITY" shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

      SECTION 1.02. TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; PROVIDED, HOWEVER, that for purposes of determining compliance with any covenant set forth in Article V, such terms shall be construed in accordance with GAAP as in effect on the date hereof applied on a basis consistent with the application used in preparing the Company's audited financial statements referred to in
Section 3.04.

      SECTION 1.03. EXCHANGE RATES. (a) Not later than 1:00 p.m., New York City time, on each Calculation Date, the Administrative Agent shall (i) determine the Exchange Rate as of such Calculation Date with respect to each Foreign Currency and (ii) give notice thereof to the Lenders and the Company. The Exchange Rates so determined shall become effective on the first Business Day immediately following the relevant Calculation Date (a "RECALCULATION DATE"), shall remain effective until the next succeeding Recalculation Date, and shall for all purposes of this Agreement (other than Section 2.11, Section 9.19 or any other provision expressly requiring the use of a current Exchange Rate) be the Exchange Rates employed in converting any amounts between Dollars and Foreign Currency.

      (b) Not later than 5:00 p.m., New York City time, on each Recalculation Date and each date on which Loans denominated in any Foreign Currency are made, the Administrative Agent shall (i) determine the aggregate amount of the Dollar Equivalents of the principal amounts of the Loans denominated in Foreign Currency then outstanding (after giving effect to any Loans denominated in Foreign Currency made or repaid on such date) and (ii) notify the Lenders and the Company of the results of such determination.

                                   ARTICLE II

                                   THE CREDITS

      SECTION 2.01. COMMITMENTS. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make Standby Loans to the Borrowers, at any time and from time to time on and after the Closing Date hereof and until the earlier of the Termination Date and the termination of the Commitment of such Lender, in any Committed Currency, in amounts that will not result in (i) such Lender's Revolving Credit Exposure exceeding its Commitment, (ii) the aggregate amount of the Lenders' Revolving Credit Exposures and Competitive Loan Exposures exceeding the aggregate amount of the Commitments or (iii) the aggregate amount of the Dollar Equivalents of all outstanding Loans (including Swingline Loans) denominated in Foreign Currencies exceeding US$100,000,000.

      Within the foregoing limits, the Borrowers may borrow, pay or prepay and reborrow Standby Loans hereunder, on and after the Closing Date and prior to the Termination Date, subject to the terms, conditions and limitations set forth herein.

      SECTION 2.02. LOANS. (a) Each Standby Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments; PROVIDED, HOWEVER, that the failure of any Lender to make any Standby Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Each Competitive Loan shall be made in accordance with the procedures set forth in Section 2.03. The Standby Loans comprising any Borrowing shall be in an aggregate principal amount that is at least equal to the Borrowing Minimum and an integral multiple of the Borrowing Multiple (or an aggregate principal amount equal to the remaining balance of the available Commitments).

      (b) Each Competitive Borrowing shall be comprised entirely of Eurocurrency Competitive Loans or Fixed Rate Loans, each Standby Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Standby Loans and each Standby Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Standby Loans, as any Borrower may request pursuant to
Section 2.03 or 2.04, as applicable. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; PROVIDED that (i) any exercise of such option shall not affect the obligation of such Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) the Borrowers shall not be liable for increased costs under Section 2.14 or 2.15 to the extent that (A) such costs could be avoided by the use of a different branch or Affiliate to make Eurocurrency Loans and (B) such use would not, in the judgment of such Lender, entail any expense for which such Lender shall not be indemnified hereunder. Borrowings of more than one Type may be outstanding at the same time; PROVIDED, HOWEVER, that no Borrowing shall be requested which, if made, would result in an aggregate of more than 10 separate Standby Borrowings comprised of Eurocurrency Loans being outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

      (c) Subject to Section 2.02(d), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to the Applicable Agent, not later than 12:00 noon, Local Time, and the Applicable Agent shall by

3:00 p.m., Local Time, credit the amounts so received to an account designated by the applicable Borrower (i) in New York City, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in Foreign Currencies or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders. Competitive Loans shall be made by the Lender or Lenders whose Competitive Bids therefor are accepted pursuant to
Section 2.03 in the amounts so accepted. Standby Loans shall be made by the Lenders pro rata in accordance with Section 2.17. Unless the Applicable Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender's portion of such Borrowing, the Applicable Agent may assume that such Lender has made such portion available to the Applicable Agent on the date of such Borrowing in accordance with this paragraph (c) and the Applicable Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have made such portion available to the Applicable Agent, such Lender and the applicable Borrower severally agree to repay to the Applicable Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Applicable Agent at (i) in the case of such Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, (x) the Federal Funds Effective Rate (in the case of a Borrowing denominated in Dollars) and (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency). If such Lender shall repay to the Applicable Agent such corresponding amount, such amount shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement.

      (d) Any Borrower may refinance all or any part of any Borrowing with a Borrowing of the same or a different Type made pursuant to Section 2.03 or
Section 2.04, subject to the conditions and limitations set forth herein and elsewhere in this Agreement, including refinancings of Competitive Borrowings with Standby Borrowings and Standby Borrowings with Competitive Borrowings. Any Borrowing or part thereof so refinanced shall be deemed to be repaid in accordance with Section 2.08 with the proceeds of a new Borrowing hereunder and the proceeds of the new Borrowing, to the extent they do not exceed the principal amount of the Borrowing being refinanced, shall not be paid by the Lenders to the Applicable Agent or by the Applicable Agent to the applicable Borrower pursuant to Section 2.02(c); PROVIDED, HOWEVER, that (i) if the principal amount extended by a Lender in a refinancing is greater than the principal amount extended by such Lender in the Borrowing being refinanced, then such Lender shall pay such difference to the Applicable Agent for distribution to the Lenders described in (ii) below, (ii) if the principal amount extended by a Lender in the Borrowing being refinanced is greater than the principal amount being extended by such Lender in the refinancing, the Applicable Agent shall return the difference to such Lender out of amounts received pursuant to (i) above and (iii) to the extent any Lender fails to pay the Agent amounts due from it pursuant to (i) above, any Loan or portion thereof being refinanced with such amounts shall not be deemed repaid in accordance with Section 2.08 and shall be payable by the Company.

      SECTION 2.03. COMPETITIVE BID PROCEDURE. (a) In order to request Competitive Bids, a Borrower shall hand deliver or telecopy to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-1 hereto, to be received by the Administrative Agent (i) in the case of a Eurocurrency Competitive Borrowing, not later than 10:00 a.m., New York City time, four Business Days before a proposed Competitive Borrowing and (ii) in the case of a Fixed Rate Borrowing, not later than 10:00 a.m., New York City time, one Business Day before a proposed Competitive Borrowing. No ABR Loan or Loan denominated in a currency other than Dollars shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the format of Exhibit A-1 may be rejected in the Administrative Agent's sole discretion, and the Administrative Agent shall promptly notify the applicable Borrower of such rejection by telecopy. Each Competitive Bid Request shall refer to this Agreement and specify whether the Borrowing then being requested is to be a Eurocurrency Borrowing or a Fixed Rate Borrowing, the date of such Borrowing (which shall be a Business Day), the aggregate principal amount thereof, which shall be in a minimum principal amount of US$5,000,000 and in an integral multiple of US$1,000,000, and the Interest Period with respect thereto (which may not end after the Termination Date). Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by telecopy (in the form set forth in Exhibit A-2 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Loans.

      (b) Each Lender invited to bid may, in its sole discretion, make one or more Competitive Bids to the applicable Borrower responsive to such Borrower's Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent by telecopy, in the form of Exhibit A-3 hereto, (i) in the case of a Eurocurrency Competitive Borrowing, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing and
(ii) in the case of a Fixed Rate Borrowing, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing. Multiple bids will be accepted by the Administrative Agent. Competitive Bids that do not conform substantially to the format of Exhibit A-3 may be rejected by the Administrative Agent, and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (x) the principal amount (which shall be in a minimum principal amount of US$5,000,000 and in an integral multiple of US$1,000,000 and which may equal the entire principal amount of the Competitive Borrowing requested) of the Competitive Loan or Loans that the Lender is willing to make, (y) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Loan or Loans and (z) the Interest Period and the last day thereof. If any Lender invited to bid shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by telecopy (I) in the case of Eurocurrency Competitive Loans, not later than 9:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (II) in the case of Fixed Rate Loans, not later than 9:30 a.m., New York City time, on the day of a proposed Competitive Borrowing; PROVIDED, HOWEVER, that failure by any Lender to give such notice shall not cause such Lender to be obligated to make any Competitive Loan as part of such Competitive Borrowing. A Competitive Bid submitted by a Lender pursuant to this paragraph (b) shall be irrevocable.

      (c) The Administrative Agent shall promptly notify the applicable Borrower, by telecopy, of all the Competitive Bids made, the Competitive Bid Rate and the principal amount of each Competitive Loan in respect of which a Competitive Bid was made and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to such Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.03.

      (d) The applicable Borrower may in its sole and absolute discretion, subject only to the provisions of this paragraph (d), accept or reject any Competitive Bid referred to in paragraph (c) above. Such Borrower shall notify the Administrative Agent by telephone, confirmed by telecopy in the form of a Competitive Bid Accept/Reject Letter, whether and to what extent it has decided to accept or reject any of or all the bids referred to in paragraph (c) above,
(x) in the case of a Eurocurrency Competitive Borrowing, not later than 10:30 a.m., New York City time, three Business Days before a proposed Competitive Borrowing, and (y) in the case of a Fixed Rate Borrowing, not later than 10:30 a.m.,

New York City time, on the day of a proposed Competitive Borrowing; PROVIDED, HOWEVER, that (i) the failure of such Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in paragraph (c) above,
(ii) such Borrower shall not accept a bid made at a particular Competitive Bid Rate if it has decided to reject a bid made at a lower Competitive Bid Rate,
(iii) the aggregate amount of the Competitive Bids accepted by such Borrower shall not exceed the principal amount specified in the Competitive Bid Request,
(iv) if such Borrower shall accept a bid or bids made at a particular Competitive Bid Rate but the amount of such bid or bids shall cause the total amount of bids to be accepted to exceed the amount specified in the Competitive Bid Request, then such Borrower shall accept a portion of such bid or bids in an amount equal to the amount specified in the Competitive Bid Request less the amount of all other Competitive Bids accepted with respect to such Competitive Bid Request, which acceptance, in the case of multiple bids at such Competitive Bid Rate, shall be made pro rata in accordance with the amount of each such bid at such Competitive Bid Rate, and (v) except pursuant to clause (iv) above, no bid shall be accepted for a Competitive Loan unless such Competitive Loan is in a minimum principal amount of US$5,000,000 and an integral multiple of US$1,000,000; PROVIDED FURTHER, HOWEVER, that if a Competitive Loan must be in an amount less than US$5,000,000 because of the provisions of clause (iv) above, such Competitive Loan may be for a minimum of US$1,000,000 or any integral multiple thereof, and in calculating the pro rata allocation of acceptances of portions of multiple bids at a particular Competitive Bid Rate pursuant to clause (iv) the amounts shall be rounded to integral multiples of US$1,000,000 in a manner which shall be in the discretion of the applicable Borrower. A notice given pursuant to this paragraph (d) shall be irrevocable.

      (e) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by telecopy, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Loan or Loans in respect of which its bid has been accepted.

      (f) A Competitive Bid Request shall not be made within five Business Days after the date of any previous Competitive Bid Request.

      (g) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the applicable Borrower one quarter of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to paragraph (b) above.

      (h) All notices required by this Section 2.03 shall be given in accordance with Section 9.01.

      SECTION 2.04. STANDBY BORROWING PROCEDURE. In order to request a Standby Borrowing, a Borrower shall hand deliver or telecopy to the Applicable Agent a duly completed Standby Borrowing Request in the form of Exhibit A-5 (a) in the case of a Eurocurrency Standby Borrowing, not later than 10:30 a.m., Local Time, three Business Days before such Borrowing, and (b) in the case of an ABR Borrowing, not later than 10:30 a.m., Local Time, on the day of such Borrowing. Such notice shall be irrevocable and shall in each case specify (i) whether the Borrowing then being requested is to be a Eurocurrency Standby Borrowing or an ABR Borrowing; (ii) the currency and aggregate principal amount of the requested Borrowing; (iii) the date of such Standby Borrowing (which shall be a Business
Day); and (iv) if such Borrowing is to be a Eurocurrency Standby Borrowing, the Interest Period with respect thereto, which shall not end after the Maturity Date. If no election as to the Type of Standby Borrowing is specified in any such notice, then the requested Standby Borrowing shall be
(i) in the case of a Standby Borrowing denominated in Dollars, an ABR Borrowing, and (ii) in the case of a Standby Borrowing denominated in a Foreign Currency, a Eurocurrency Standby Borrowing. If no currency is specified with respect to any requested Eurocurrency Standby Borrowing, then the Borrower shall be deemed to have selected Dollars. If no Interest Period with respect to any Eurocurrency Standby Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Applicable Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.04 and of each Lender's portion of the requested Borrowing.

      SECTION 2.05. SWINGLINE LOANS. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Swingline Lender agrees to make Swingline Loans denominated in Sterling or Euro to the Borrowers, at any time and from time to time on and after the date hereof and until the earlier of the Termination Date and the termination of the Commitments; PROVIDED, that no Swingline Lender shall be required to make a Swingline Loan that would result in (i) the aggregate amount of the Lenders' Revolving Credit Exposures and Competitive Loan Exposures exceeding the aggregate amount of the Commitments or (ii) the aggregate amount of the Dollar Equivalents of all outstanding Swingline Loans exceeding US$100,000,000. Each Swingline Lender may at its option make any Swingline Loan by causing any branch or Affiliate of such Swingline Lender to make such Swingline Loan; PROVIDED that
(i) any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Swingline Loan in accordance with the terms of this Agreement and (ii) the Borrowers shall not be liable for increased costs under Section 2.14 or 2.15 to the extent that (A) such costs could be avoided by the use of a different branch or Affiliate to make Swingline Loans and (B) such use would not, in the judgment of such Swingline Lender, entail any expense for which such Swingline Lender shall not be indemnified hereunder. No Swingline Loan shall be made to refinance an outstanding Swingline Loan. Each Swingline Loan shall be made as part of a Swingline Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments.

      (b) To request a Swingline Borrowing, the applicable Borrower shall notify JPMEL of such request by telecopy or telephone (confirmed by telecopy), not later than 11:00 a.m., Local Time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day), the aggregate amount of the requested Swingline Loan and the amount of the Swingline Loan to be made by each Swingline Lender as part of such Borrowing. JPMEL will promptly advise the Swingline Lenders of any such notice received from such Borrower. The Swingline Lenders shall make their Swingline Loans available to such Borrower by means of a credit to an account of such Borrower with JPMEL (or another account in London specified by such Borrower in its request for such Swingline Loan) by 2:00 p.m., Local Time, on the date such Swingline Loan is requested.

      (c) Any Swingline Lender may by written notice given to JPMEL not later than 12:00 noon, Local Time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of its outstanding Swingline Loans. Such notice shall specify the aggregate amount of Swingline Loans of such Swingline Lender in which the Lenders will participate. Promptly upon receipt of such notice, JPMEL will give notice thereof to each Lender, specifying in such notice such Lender's pro rata portion of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to JPMEL, for the account of the applicable Swingline Lender, such

Lender's pro rata portion of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02(c) shall apply, mutatis mutandis, to the payment obligations of the Lenders), and JPMEL shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. JPMEL shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to JPMEL and not to the Swingline Lender. Any amounts received by the Swingline Lender from a Borrower (or other party on behalf of a Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to JPMEL; any such amounts received by JPMEL shall be promptly remitted by JPMEL to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower (or any other party liable for the obligations of such Borrower) of any default in the payment thereof.

      SECTION 2.06. FACILITY FEES. (a) The Company agrees to pay to each Lender, through the Administrative Agent, on each March 31, June 30, September 30 and December 31 (with the first payment being due on March 31, 2002), on the Termination Date, on the Maturity Date and on any other date on which the Commitment of such Lender shall be terminated as provided herein, a facility fee (a "Facility Fee"), at a rate per annum equal to the Applicable Percentage from time to time in effect (i) on the average daily amount of the Commitment of such Lender, whether used or unused, on or prior to the Termination Date, and (ii) on the daily average amount of the outstanding Loans of such Lender after the Termination Date, in each case during the preceding quarter (or other period commencing on the date of this Agreement, or ending with the Termination Date or the Maturity Date or other date on which the Commitment of such Lender shall be terminated). All Facility Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Facility Fee due to each Lender shall commence to accrue on the date of this Agreement and shall cease to accrue on the earlier of the Maturity Date and the date on which the Commitment of such Lender shall have been terminated and the Loans of such Lender shall have been repaid.

      (b) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.

      (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of such fees shall be refundable under any circumstances.

            SECTION 2.07. CONVERSION AND CONTINUATION OF STANDBY BORROWINGS. The applicable Borrower shall have the right, at any time prior to the Maturity Date, upon prior irrevocable notice to the Applicable Agent, (a) not later than 11:00 a.m., Local Time, one Business Day prior to conversion, to convert any Eurocurrency Standby Borrowing denominated in Dollars into an ABR Borrowing, (b) not later than 11:00 a.m., Local Time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurocurrency Standby Borrowing or to continue any Eurocurrency Standby Borrowing as a Eurocurrency Standby Borrowing for an additional Interest Period, and (c) not later than 11:00 a.m., Local Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurocurrency Standby Borrowing to another permissible Interest Period subject in each case to the following:

            (i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Standby Borrowing;

            (ii) if less than all the outstanding principal amount of any Standby Borrowing shall be converted or continued, the aggregate principal amount of such Standby Borrowing converted or continued shall be an integral multiple equal to the Borrowing Multiple and not less than the Borrowing Minimum;

            (iii) if any Eurocurrency Standby Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the applicable Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

            (iv) any portion of a Standby Borrowing denominated in Dollars and maturing or required to be repaid in less than one month may not be converted into or continued as a Eurocurrency Standby Borrowing;

            (v) any portion of a Eurocurrency Standby Borrowing denominated in Dollars which cannot be continued as a Eurocurrency Standby Borrowing by reason of clause (iv) above shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

            (vi) no Interest Period may be selected for any Eurocurrency Standby Borrowing that would end later than the Maturity Date.

            Each notice pursuant to this Section 2.07 shall be by hand delivery or telecopier and irrevocable and shall refer to this Agreement and specify (A) the identity and amount of the Standby Borrowing that the Borrower requests be converted or continued, (B) whether such Standby Borrowing is to be converted to or continued as a Eurocurrency Standby Borrowing or an ABR Borrowing, (C) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (D) if such Standby Borrowing is to be converted to or continued as a Eurocurrency Standby Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurocurrency Standby Borrowing, the Borrower shall be deemed to have selected an Interest Period of one month's duration. The Applicable Agent shall advise the other Lenders of any notice given pursuant to this Section 2.07 and of each Lender's portion of any converted or continued Standby Borrowing. If the applicable Borrower shall not have given notice in accordance with this Section 2.07 to continue any Standby Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.07 of its desire to convert such Standby Borrowing or of its intention to prepay such Standby Borrowing at the end of such Interest Period), such Standby Borrowing shall, at the end of such Interest Period (unless prepaid pursuant to the terms hereof), (1) in the case of a Borrowing denominated in Dollars, automatically be continued as an ABR Borrowing and (2) in the case of a Borrowing denominated in a Foreign Currency, be continued for a period of five Business Days as a Borrowing bearing interest at a rate determined by the Applicable Agent (which determination shall be conclusive absent manifest error) to represent the overnight cost to the Lenders of funds in the applicable currency plus the Applicable Percentage used to determine interest on Eurocurrency Loans, it being agreed that (x) the Applicable Agent shall notify the Borrower on the first day of such period of its failure to deliver the notice required by this Section 2.07, (y) the Borrower may during such period request that such Borrowing be continued for a new Interest Period, in which case such Borrowing shall be continued as requested on the third Business Day following such request (and pending such continuation shall bear interest as provided in the preceding clause (x)), and (z) if the Borrower shall submit no such request, such Borrowing shall become due and payable at the end of such period.

                  SECTION 2.08. REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) Each Borrower hereby agrees that (i) the outstanding principal balance of each Standby Loan shall be due and payable on the Maturity Date, (ii) the outstanding principal balance of each Competitive Loan shall be due and payable on the last day of the Interest Period applicable thereto and (iii) the outstanding principal balance of each Swingline Loan shall be due and payable on the fifth Business Day following the making of such Swingline Loan. Each Loan shall bear interest on the outstanding principal balance thereof as set forth in Section 2.09.

                  (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid such Lender from time to time under this Agreement.

                  (c) The Applicable Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Applicable Agent hereunder from each Borrower and each Lender's share thereof.

                  (d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.08 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations therein recorded; PROVIDED, HOWEVER, that the failure of any Lender or the Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans in accordance with their terms.

                  SECTION 2.09. INTEREST ON LOANS. (a) Subject to the provisions of Section 2.10, the Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to (i) in the case of each Eurocurrency Standby Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage from time to time in effect and (ii) in the case of each Eurocurrency Competitive Loan, the LIBO Rate for the Interest Period in effect for such Borrowing plus the Margin offered by the Lender making such Loan and accepted by the applicable Borrower pursuant to Section 2.03.

                  (b) Subject to the provisions of Section 2.10, the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus, at any time when the Applicable Percentage in effect for Eurocurrency Standby Loans shall exceed 1.00% per annum, a percentage equal to such Applicable Percentage minus 1.00% per annum.

                  (c) Subject to the provisions of Section 2.10, each Swingline Loan shall bear interest for each day at a rate determined by JPMEL to represent the average (rounded upwards, if necessary, to the next 1/100th of 1%) overnight cost of funds in the applicable currency on such day of the Swingline Lenders plus the Applicable Percentage that would be used on such day in determining the interest rate applicable to a Eurocurrency Standby Loan. On the Business Day on which any Swingline Loan is requested and on each successive Business Day when any Swingline Loan is to be outstanding, each Swingline Lender will notify JPMEL by telecopy of its overnight cost of funds in the applicable currency by 12:00 noon, Local Time. If such notice shall not be received from any Swingline Lender by 12:00 noon, Local Time, on any day, the overnight cost of funds of such Swingline Lender in the applicable currency for such day shall be conclusively presumed to be equal to JPMEL's overnight cost of funds in such currency on such day.

                  (d) Subject to the provisions of Section 2.10, each Fixed Rate Loan shall bear interest at a rate per annum equal to the fixed rate of interest offered by the Lender making such Loan and accepted by the Borrower pursuant to
Section 2.03.

                  (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling and (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days, and in each case shall be payable on each Interest Payment Date applicable to the relevant Loan (except as otherwise provided in this Agreement). The applicable Alternate Base Rate, LIBO Rate or rate applicable to Swingline Loans denominated in a Foreign Currency shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

                  SECTION 2.10. DEFAULT INTEREST. If a Borrower shall default in the payment of the principal of or interest on any Loan or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, such Borrower shall owe interest, payable on demand, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment (after as well as before judgment) at a rate per annum equal to the interest rate applicable to ABR Loans under Section 2.09(b) plus 2% per annum.

                  SECTION 2.11. ALTERNATE RATE OF INTEREST. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:

                  (a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

                  (b) the Applicable Agent is advised by a majority in interest of the Lenders that would participate in such Borrowing that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Applicable Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telecopy or telephone (confirmed by telecopy) as promptly as practicable thereafter and, until the Applicable Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing denominated in such currency to, or continuation of any Borrowing denominated in such currency as a Eurocurrency Borrowing shall be ineffective, and any Eurocurrency Borrowing denominated in such currency that is requested to be continued shall be (A) in the case of a Borrowing denominated in Dollars, converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (b) in the case of a Borrowing denominated in a Foreign Currency, converted into an ABR Borrowing denominated in Dollars on the last day of the then current Interest Period applicable thereto at the Exchange Rate in effect on such day, and (ii) any Borrowing Request for a Eurocurrency Borrowing denominated in such currency shall (A) in the case of a Borrowing denominated in Dollars, be deemed a request for an ABR Borrowing, and (b) in the case of a Borrowing denominated in a Foreign Currency, be ineffective. In the event any Borrowing denominated in a Foreign Currency shall be converted into a Borrowing denominated in Dollars pursuant to the preceding sentence, the applicable Borrower agrees to indemnify the Lenders against any losses resulting from such conversion, including any losses resulting from any Lender's inability, after obtaining knowledge of such conversion, to exchange an amount in Dollars equal to the principal amount of its Loan resulting from such conversion for an amount in the applicable Foreign Currency equal to the amount of its converted Loan.

                  SECTION 2.12. TERMINATION AND REDUCTION OF COMMITMENTS. (a) The Commitments shall be automatically terminated on the Termination Date.

                  (b) Upon at least three Business Days' prior irrevocable telecopy notice to the Administrative Agent, the Company may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Total Commitment; PROVIDED, HOWEVER, that (i) each partial reduction of the Total Commitment shall be in an integral multiple of US$1,000,000 and in a minimum principal amount of US$5,000,000 and (ii) no such termination or reduction shall be made which would reduce the Total Commitment to an amount less than the aggregate outstanding principal amount of the Loans.

                  (c) Each reduction in the Total Commitment hereunder shall be made ratably among the Lenders in accordance with their respective Commitments. The Company shall pay to the Administrative Agent for the account of the Lenders, on each date of reduction of any portion of the Total Commitment, the Facility Fees on the amount of the Commitments so terminated accrued through the date of such termination or reduction.

                  SECTION 2.13. PREPAYMENT. (a) Each Borrower shall have the right at any time and from time to time to prepay any Standby Borrowing, in whole or in part, upon giving telecopy notice (or telephone notice promptly confirmed by telecopy) to the Applicable Agent (which shall promptly notify each Lender): (i) before 10:00 a.m., Local Time, three Business Days prior to prepayment, in the case of Eurocurrency Loans, and (ii) before 10:00 a.m., Local Time, one Business Day prior to prepayment, in the case of ABR Loans; PROVIDED, HOWEVER, that each partial prepayment shall be in an amount which is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. No prepayment may be made in respect of any Competitive Borrowing.

                  (b) On the date of any termination or reduction of the Commitments pursuant to Section 2.12(b), the Borrowers shall pay or prepay so much of the Standby Borrowings as shall be necessary in order that the sum of the Revolving Credit Exposure and the aggregate Competitive Loan Exposures will not exceed the Total Commitment, after giving effect to such termination or reduction.

                  (c) If (i) on any day when ABR Loans shall be outstanding or
(ii) on the last day of any Interest Period applicable to a Eurocurrency Loan, the aggregate amount of the Lenders' Revolving Credit Exposures and Competitive Loan Exposures shall exceed the aggregate amount of the Commitments, the Borrowers will prepay Loans on such day in an amount equal to the lesser of (x) the aggregate amount of the outstanding ABR Loans and Eurocurrency Loans with Interest Periods ending on such day and (y) the amount necessary to eliminate such excess. If on any day (i) the aggregate amount of the Lenders' Revolving Credit Exposures and Competitive Loan Exposures shall exceed 105% of the aggregate amount of the Commitments, or (ii) the sum of the Dollar Equivalents of the outstanding Loans (including Swingline Loans) denominated in Foreign Currencies shall exceed US$105,000,000, the Borrowers will promptly prepay Loans in such amounts as shall be necessary to eliminate such excess.

                  (d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the applicable Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein on the date stated therein. All prepayments under this Section 2.13 shall be subject to
Section 2.16 but otherwise without premium or penalty. All prepayments under this Section 2.13 shall be accompanied by accrued interest on the principal amount being prepaid to the date of payment.

                  SECTION 2.14. RESERVE REQUIREMENTS; CHANGE IN CIRCUMSTANCES.
(a) Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable law or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof (whether or not having the force of law) shall result in the imposition, modification or applicability of any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender, or shall result in the imposition on any Lender or the London interbank market of any other condition affecting this Agreement, such Lender's Commitment or any Eurocurrency Loan or Fixed Rate Loan made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or Fixed Rate Loan or to reduce the amount of any sum received or receivable by such Lender with respect to any Eurocurrency Loan or Fixed Rate Loan hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then such additional amount or amounts as will compensate such Lender for such additional costs or reduction will be paid by the Borrowers to such Lender upon demand. Notwithstanding the foregoing, no Lender shall be entitled to request compensation under this paragraph with respect to any Competitive Loan if the change giving rise to such request was applicable to such Lender at the time of submission of the Competitive Bid pursuant to which such Competitive Loan was made.

                  (b) If any Lender shall have determined that the adoption after the date hereof of any law, rule, regulation or guideline arising out of the July 1988 report of the Basle Committee on Banking Regulations and Supervisory Practices entitled "International Convergence of Capital Measurement and Capital Standards," or the adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or any entity controlling a Lender (or any lending office of such Lender or entity controlling such Lender) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender's capital (or the capital of an entity controlling such Lender) as a consequence of this Agreement, such Lender's Commitment or the Loans made by such Lender pursuant hereto to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time such additional amount or amounts as will compensate such Lender for such reduction will be paid by the Borrowers to such Lender.

                  (c) A certificate of each Lender setting forth such amount or amounts as shall be necessary to compensate such Lender as specified in paragraph (a) or (b) above, as the case may be, shall be delivered to the Company promptly by such Lender upon becoming aware of any costs pursuant to paragraphs (a) or (b) above and shall be conclusive absent manifest error. The Company shall pay each Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

                  (d) Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital with respect to any period shall not, except as provided in the third sentence of this paragraph, constitute a waiver of such Lender's right to demand compensation with respect to such period or any other period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed. No Lender shall be entitled to compensation under this Section 2.14 for any costs incurred or reduction suffered with respect to any date unless such Lender shall have notified the Company that it will demand compensation for such costs or reductions not more than 90 days after the later of (i) such date and (ii) the date on which such Lender shall have become aware of such costs or reductions. Notwithstanding any other provision of this Section 2.14, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

                  SECTION 2.15. CHANGE IN LEGALITY. (a) Notwithstanding any other provision herein, if any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration or interpretation thereof shall make it unlawful for any Lender to make or maintain any Eurocurrency Loan or to give effect to its obligations as contemplated hereby with respect to any Eurocurrency Loan, then, by written notice to the Company and to the Applicable Agent, such Lender may:

                  (i) declare that Eurocurrency Loans will not thereafter be made by such Lender hereunder, whereupon such Lender shall not submit a Competitive Bid in response to a request for Eurocurrency Competitive Loans and any request for a Eurocurrency Standby Borrowing shall, as to such Lender only, be deemed a request for an ABR Loan unless such declaration shall be subsequently withdrawn; and

                  (ii) require that all outstanding Eurocurrency Loans made by it be converted to ABR Loans, in which event all such Eurocurrency Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under (i) or (ii) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurocurrency Loans that would have been made by such Lender or the converted Eurocurrency Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurocurrency Loans.

                  (b) For purposes of this Section 2.15, a notice by any Lender shall be effective as to each Eurocurrency Loan, if lawful, on the last day of the Interest Period currently applicable to such Eurocurrency Loan; in all other cases such notice shall be effective on the date of receipt.

                  SECTION 2.16. INDEMNITY. The Borrowers shall indemnify each Lender against any out-of-pocket loss or expense which such Lender may sustain or incur as a consequence of (a) any failure to borrow or to refinance any Loan hereunder after irrevocable notice of such borrowing or refinancing has been given pursuant to Section 2.03 or 2.04, (b) any payment, prepayment or conversion, or assignment required under Section 2.20, of a Eurocurrency Loan required by any other provision of this Agreement (other than Section 2.15) or otherwise made or deemed made on a date other than the last day of the Interest Period, if any, applicable thereto, (c) any default in payment or prepayment of the principal amount of any Loan or any part thereof or interest accrued thereon, as and when due and payable (at the due date thereof, whether by scheduled maturity, acceleration, irrevocable notice of prepayment or otherwise) or (d) the occurrence of any Event of Default, including, in each such case, any loss or reasonable expense sustained or incurred or to be sustained or incurred in liquidating or employing deposits from third parties acquired to effect or maintain such Loan or any part thereof as a Eurocurrency Loan or a Fixed Rate Loan. Such loss or reasonable expense shall include an amount equal to the excess, if any, as reasonably determined by such Lender, of (i) its cost of obtaining the funds for the Loan being paid, prepaid, refinanced or not borrowed or so assigned (assumed to be the LIBO Rate applicable thereto or, in the case of a Fixed Rate Loan, the fixed rate of interest applicable thereto) for the period from the date of such payment, prepayment, refinancing or failure to borrow or refinance or such assignment, to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow or refinance the Interest Period for such Loan which would have commenced on the date of such failure) over (ii) the amount of interest (as reasonably determined by such Lender) that would be realized by such Lender in reemploying in similar investments the funds so paid, prepaid or not borrowed or refinanced or so assigned for the remainder of such period or Interest Period, as the case may be. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrowers and shall be conclusive absent manifest error.

                  SECTION 2.17. PRO RATA TREATMENT. Except as required under
Section 2.14, each payment or prepayment of principal of any Standby Borrowing, each payment of interest on the Standby Loans, each payment of the Facility Fees, each reduction of the Commitments and each refinancing of any Borrowing with a Standby Borrowing of any Type, shall be allocated pro rata among the Lenders in accordance with their respective Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Standby Loans). Each payment of principal of any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective principal amounts of their outstanding Competitive Loans comprising such Borrowing. Each payment of interest on any Competitive Borrowing shall be allocated pro rata among the Lenders participating in such Borrowing in accordance with the respective amounts of accrued and unpaid interest on their outstanding Competitive Loans comprising such Borrowing. For purposes of determining the available Commitments of the

Lenders at any time, each outstanding Competitive Borrowing shall be deemed to have utilized the Commitments of the Lenders (including those Lenders which shall not have made Loans as part of such Competitive Borrowing) pro rata in accordance with such respective Commitments. Each Lender agrees that in computing such Lender's portion of any Borrowing to be made hereunder, the Applicable Agent may, in its discretion, round each Lender's percentage of such Borrowing to the next higher or lower whole dollar amount.

                  SECTION 2.18. SHARING OF SETOFFS. Each Lender agrees that if it shall, through the exercise of a right of banker's lien, setoff or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Standby Loan or Loans as a result of which the unpaid principal portion of its Standby Loans shall be proportionately less than the unpaid principal portion of the Standby Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Standby Loans of such other Lender, so that the aggregate unpaid principal amount of the Standby Loans and participations in the Standby Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Standby Loans then outstanding as the principal amount of its Standby Loans prior to such exercise of banker's lien, setoff or counterclaim or other event was to the principal amount of all Standby Loans outstanding prior to such exercise of banker's lien, setoff or counterclaim or other event; PROVIDED, HOWEVER, that, if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. Any Lender holding a participation in a Standby Loan deemed to have been so purchased may exercise any and all rights of banker's lien, setoff or counterclaim with respect to any and all moneys owing to such Lender by reason thereof as fully as if such Lender had made a Standby Loan in the amount of such participation.

                  SECTION 2.19. PAYMENTS. (a) The Borrowers shall make each payment (including principal of or interest on any Borrowing and any Facility Fees or other amounts) hereunder not later than 12:00 noon, Local Time, on the date when due to the Applicable Agent in immediately available funds, without setoff, counterclaim or other deductions, (i) in the case of any amount denominated in Dollars, at 270 Park Avenue, New York, New York, (ii) in the case of any amount denominated in a Foreign Currency, at J.P. Morgan Europe Limited, 125 London Wall, London, England EC2Y5AJ, or in any case, at such other address as the Applicable Agent shall from time to time specify in a notice delivered to the Company; PROVIDED that payments pursuant to Section 2.21 and Section 9.05 shall be made directly to the Persons entitled thereto; PROVIDED, FURTHER, that the Applicable Agent shall distribute any such payments received by it for the account of any Lender or other person promptly, in accordance with customary banking practices, following receipt thereof to the appropriate lending office or other address specified by such Lender or other person.

                  (b) Whenever any payment (including principal of or interest on any Borrowing or any Facility Fees or other amounts) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Facility Fees, if applicable.

                  (c) All payments hereunder of principal or interest in respect of any Loan shall be made in the currency of such Loan; all other payments hereunder and under each other Loan Document shall be made in Dollars.

                  SECTION 2.20. DUTY TO MITIGATE; ASSIGNMENT OF COMMITMENTS UNDER CERTAIN CIRCUMSTANCES. (a) Any Lender (or Transferee) claiming any additional amounts payable pursuant to Section 2.14 or Section 2.21 or exercising its rights under Section 2.15 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document requested by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such additional amounts which may thereafter accrue or avoid the circumstances giving rise to such exercise and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

                  (b) In the event that any Lender shall have delivered a notice or certificate pursuant to Section 2.11(b), 2.14 or 2.15, or the Borrower shall be required to make additional payments to any Lender under Section 2.21, the Company shall have the right, at its own expense (which shall include the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, the Administrative Agent and the London Agent to require such Lender to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all interests, rights and obligations contained hereunder to another financial institution approved by the Administrative Agent (which approval shall not be unreasonably withheld) which shall assume such obligations; provided that (i) no such assignment shall conflict with any law, rule or regulation or order of any Governmental Authority and (ii) the assignee or the Borrowers, as the case may be, shall pay to the affected Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by it hereunder and all other amounts accrued for its account or owed to it hereunder.

                  SECTION 2.21. TAXES. (a) Any and all payments to the Lenders hereunder shall be made, in accordance with Section 2.19, free and clear of and without deduction for any and all current or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, EXCLUDING (i) income taxes imposed on the net income of the Administrative Agent, the London Agent or any Lender (or any transferee or assignee thereof, including a participation holder (any such entity a "Transferee")) and (ii) franchise taxes imposed on the net income of the Administrative Agent, the London Agent or any Lender (or Transferee), in each case by the jurisdiction under the laws of which the Administrative Agent, the London Agent or such Lender (or Transferee) is organized or any political subdivision thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities, collectively or individually, being called "Taxes"). If any Borrower shall be required to deduct any Taxes from or in respect of any sum payable hereunder to any Lender (or any Transferee), the Administrative Agent or the London Agent, (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.21) such Lender (or Transferee), the Administrative Agent or the London Agent (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

                  (b) In addition, the Borrowers shall pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement ("Other Taxes").

                  (c) The Borrowers shall indemnify each Lender (or Transferee), the Administrative Agent and the London Agent for the full amount of Taxes and Other Taxes paid by such Lender (or Transferee), the Administrative Agent or the London Agent, as the case may be, and any liability (including penalties, interest and expenses (including reasonable attorney's fees and expenses)) arising therefrom or with respect thereto. A certificate as to the amount of such payment or liability prepared by a Lender, the Administrative Agent on its behalf or the London Agent on its behalf, absent manifest error, shall be final, conclusive and binding for all purposes. Such indemnification shall be made within 30 days after the date the Lender (or Transferee), the Administrative Agent or the London Agent,, as the case may be, makes written demand therefor.

                  (d) If a Lender (or Transferee), the Administrative Agent or the London Agent shall become aware that it is entitled to claim a refund from a Governmental Authority in respect of Taxes or Other Taxes as to which it has been indemnified by the Borrowers, or with respect to which the Borrowers have paid additional amounts, pursuant to this Section 2.21, it shall promptly notify the Borrowers of the availability of such refund claim and shall, within 30 days after receipt of a request by the Borrowers, make a claim to such Governmental Authority for such refund at the Borrowers' expense. If a Lender (or Transferee), the Administrative Agent or the London Agent receives a refund (including pursuant to a claim for refund made pursuant to the preceding sentence) in respect of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section 2.21, it shall within 30 days from the date of such receipt pay over such refund to the Borrowers (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section 2.21 with respect to the Taxes or Other Taxes giving rise to such refund), without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); PROVIDED, HOWEVER, that the Borrowers, upon the request of such Lender (or Transferee), the Administrative Agent or the London Agent, agree to repay the amount paid over to the Borrowers (plus penalties, interest or other charges) to such Lender (or Transferee), the Administrative Agent or the London Agent in the event such Lender (or Transferee), the Administrative Agent or the London Agent is required to repay such refund to such Governmental Authority.

                  (e) As soon as practicable after the date of any payment of Taxes or Other Taxes by the Borrowers to the relevant Governmental Authority, the Borrowers will deliver to the Applicable Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt issued by such Governmental Authority evidencing payment thereof.

                  (f) Without prejudice to the survival of any other agreement contained herein, the agreements and obligations contained in this Section 2.21 shall survive the payment in full of the principal of and interest on all Loans made hereunder for a period of 3 years.

                  (g) Each Non-U.S. Lender shall deliver to the Company and the Administrative Agent two copies of either United States Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Company under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 2.21(g), a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 2.21(g) that such Non-U.S. Lender is not legally able to deliver.

                  (h) The Borrowers shall not be required to indemnify any Non-U.S. Lender, or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to paragraph (a) or
(c) above to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; PROVIDED, HOWEVER, that this clause (i) shall not apply to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of the Company; and PROVIDED FURTHER, HOWEVER, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or
(ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of paragraph (g) above.

                  (i) Any Lender (or Transferee) claiming any indemnity payment or additional amounts payable pursuant to this Section 2.21 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by the Company or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amounts that may thereafter accrue and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

                  (j) Nothing contained in this Section 2.21 shall require any Lender (or Transferee), the Administrative Agent or the London Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary).

                  SECTION 2.22. ADDITIONAL RESERVE COSTS. (a) If and for so long as any Lender is required to make special deposits with the Bank of England, to maintain reserve asset ratios or to pay fees, in each case in respect of such Lender's Eurocurrency Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Loans, additional interest on such Loan at a rate per annum equal to the Mandatory Costs Rate calculated in accordance with the formula and in the manner set forth in Exhibit F hereto.

                  (b) If and for so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Mandatory Costs Rate) in respect of any of such Lender's Eurocurrency Loans, such Lender may require the applicable Borrower to pay, contemporaneously with each payment of interest on each of such Lender's Eurocurrency Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.

                  (c) Any additional interest owed pursuant to paragraph (a) or
(b) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the relevant Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Applicable Agent for the account of such Lender on each date on which interest is payable for such Loan.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  The Company represents and warrants to each of the Lenders that:

                  SECTION 3.01. CORPORATE EXISTENCE AND POWER. The Company and each Borrowing Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

                  SECTION 3.02. CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Company of this Agreement (a) is within the Company's corporate powers, (b) has been duly authorized by all necessary corporate action, (c) requires no action by or in respect of, or filing with, any Governmental Authority and (d) does not (i) contravene, or constitute a default under, any applicable provision of law or regulation either of the United States or a particular state thereof or of the certificate of incorporation or by-laws of the Company or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Company or (ii) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

                  SECTION 3.03. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of the rights of its creditors generally and subject to general legal and equitable principles with respect to the availability of particular remedies.

                  SECTION 3.04. FINANCIAL INFORMATION. (a) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of December 31, 2001, and the related consolidated statements of earnings and changes in financial position for the fiscal year then ended, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

                  (b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of September 30, 2001, and the related unaudited consolidated statements of earnings and changes in financial position for the nine months then ended, set forth in the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001, a copy of which has been delivered to each of the Lenders, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section 3.04, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such nine month period (subject to normal year-end adjustments).

                  SECTION 3.05. LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against or affecting, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of a final adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries taken as a whole or which in any manner draws into question the validity of this Agreement.

                  SECTION 3.06. COMPLIANCE WITH ERISA. The Company and each ERISA Affiliate has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code relating to the Plans, and has not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

                  SECTION 3.07. TAXES. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 29, 1996. The Company and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all material taxes due pursuant to such returns or pursuant to any assessment received by the Company or any Subsidiary which the Company or any Subsidiary is not disputing in a good faith manner. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Company, adequate.

                  SECTION 3.08. SUBSIDIARIES. Attached hereto as Schedule 3.08 is a schedule which correctly identifies all Subsidiaries as of the date of this Agreement. Except as noted on Schedule 3.08, all of the issued and outstanding shares of the capital stock of each Subsidiary is duly issued and outstanding, fully paid and non-assessable and except for directors' qualifying shares and shares issued solely for the purpose of satisfying local requirements concerning the minimum number of shareholders is owned by the Company or a Subsidiary free and clear of any mortgage, pledge, lien or encumbrance.

                  SECTION 3.09. REPRESENTATIONS AND WARRANTIES OF EACH BORROWING SUBSIDIARY. Each Borrowing Subsidiary shall be deemed by the execution and delivery of a Borrowing Subsidiary Agreement to have represented and warranted as of the date thereof as follows:

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and is duly qualified to do business and in good standing in each other jurisdiction in which it owns property and/or conducts its business and in which failure to be so qualified and in good standing would have a materially adverse effect on the business of such Borrowing Subsidiary.

                  (b) The execution, delivery and performance by it of its Borrowing Subsidiary Agreement, and the performance by it of the provisions of this Agreement applicable to it, are within its corporate powers, have been duly authorized by all necessary corporate action and do not contravene (i) its charter or by-laws (or the equivalent thereof) or (ii) any law or regulation or any agreement, judgment, injunction, order, decree or other instrument binding on or affecting it.

                  (c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required for the due execution, delivery and performance by it of its Borrowing Subsidiary Agreement or for the performance by it of the provisions of this Agreement applicable to it, except for those which have been duly obtained or made and are in full force and effect.

                  (d) It is not in breach of or default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which would have a material adverse effect on its ability to perform its obligations hereunder after taking into consideration its other financial obligations.

                  (e) This Agreement is a legal, valid and binding obligation of such Borrowing Subsidiary enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of the rights of its creditors generally and subject to general legal and equitable principles with respect to the availability of particular remedies.

                  (f) The proceeds of each Loan made to it will be used solely for the purposes referred to in the preamble to this Agreement.

                  SECTION 3.10. FEDERAL RESERVE REGULATIONS. (a) Neither any Borrower nor any Subsidiary is engaged principally, or as a substantial part of its activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock (within the meaning of Regulation U).

                  (b) No part of the proceeds of any Loan has been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, in any manner or for any purpose that has resulted or will result in a violation of Regulation U.

                  SECTION 3.11. INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT. Neither any Borrower nor any Subsidiary is (a) an "investment company" as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a "holding company" as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

                  SECTION 3.12. ENVIRONMENTAL AND SAFETY MATTERS. With respect to all facilities owned and operated by the Company and its Subsidiaries, or at which the Company or any of its Subsidiaries has a leasehold interest, except as set forth in Schedule 3.12 (i) the Company and each Subsidiary is in compliance in all material respects with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety (collectively "Environmental Laws") except where the failure to be in compliance so would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect; (ii) neither the Company nor any Subsidiary has received notice of any material failure so to comply, which non-compliance neither has been remedied nor is the subject of the Company's good faith efforts to achieve compliance, except where the failure to be in compliance would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect and (iii) the Company is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that in its judgment would be reasonably likely to result in a Material Adverse Effect.

                  SECTION 3.13. NO MATERIAL ADVERSE CHANGE. Since December 31, 2000, there has occurred no event, condition or change in or affecting the Company or the Subsidiaries that, individually or in the aggregate with other such events, conditions or changes, has had or could reasonably be expected to have a Material Adverse Effect.

                  SECTION 3.14. SOLVENCY. On the Closing Date, (i) the fair value of the assets of the Company and the Subsidiaries on a consolidated basis, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Company and the Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay their probable liability on their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Company and the Subsidiaries will on a consolidated basis be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Company and the Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.


                                   ARTICLE IV

                     CONDITIONS OF EFFECTIVENESS AND LENDING

                  SECTION 4.01. ALL BORROWINGS. The obligations of the Lenders to make Loans hereunder on the date of each Borrowing are subject to the satisfaction of the following conditions:

                  (a) The Applicable Agent shall have received a notice of such Borrowing as required by Section 2.03, Section 2.04 or Section 2.05, as applicable.

                  (b) The representations and warranties set forth in Article III (except in the case of a refinancing that does not increase the aggregate principal amount of Loans of any Lender outstanding, the representations set forth in Section 3.05 and 3.12) hereof shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

                  (c) At the time of and immediately after such Borrowing no Event of Default or Default shall have occurred and be continuing.

Each Borrowing shall be deemed to constitute a representation and warranty by the applicable Borrower on the date of such Borrowing as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

                  SECTION 4.02. EFFECTIVENESS. This Agreement shall become effective upon the satisfaction of the following conditions:

                  (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

                  (b) The Administrative Agent shall have received the favorable written opinion of John L. Healy, Esq., dated the Closing Date and addressed to the Lenders and satisfactory to Cravath, Swaine & Moore, counsel for the Agents, to the effect set forth in Exhibit D-1 hereto.

                  (c) The Administrative Agent shall have received (i) a copy of the certificate of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of its state of incorporation, and a certificate as to the good standing of the Company as of a recent date from such Secretary of State; (ii) a certificate of the Clerk or an Assistant Clerk of the Company dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws of the Company as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate of incorporation referred to in clause
         (i) above has not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to such clause (i) and (D) as to the incumbency and specimen signature of each officer executing this Agreement or any other document delivered in connection herewith on behalf of the Company; and (iii) a certificate of another officer of the Company as to the incumbency and specimen signature of the Clerk or Assistant Clerk executing the certificate pursuant to (ii) above.

                  (d) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

                  (e) No Loan shall be outstanding under the Existing Credit Agreement, and all interest, fees and other amounts accrued for the accounts of or otherwise owed to the Administrative Agent or the lenders thereunder through the date immediately preceding the Closing Date shall have been paid.

                  SECTION 4.03. FIRST BORROWING BY EACH BORROWING SUBSIDIARY. On the first date on which Loans are made to each Borrowing Subsidiary:

                  (a) The Administrative Agent shall have received the favorable written opinion of counsel for such Borrowing Subsidiary, dated the date of such Loans, addressed to the Lenders and satisfactory to Cravath, Swaine & Moore, counsel for the Agents, addressing the matters set forth in Exhibit D-2 hereto (and, in the case of any foreign Borrowing Subsidiary, such other matters as the Administrative Agent or its counsel may request).

                  (b) Each Lender shall have received a copy of the Borrowing Subsidiary Agreement executed by such Borrowing Subsidiary.

                  (c) Such Loans shall not violate any law, rule or regulation binding on any of the Lenders.

                  (d) Each Lender shall have received from the Company an unaudited consolidated balance sheet and related consolidated statements of earnings and changes in financial position for the fiscal year most recently ended of such Borrowing Subsidiary.


                                    ARTICLE V

                                    COVENANTS

                  The Company covenants and agrees with each Lender, the Administrative Agent and the London Agent that so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any Facility Fees or any other amounts payable hereunder shall be unpaid, unless the Required Lenders shall otherwise consent in writing:

                  SECTION 5.01. INFORMATION. The Company will give the Administrative Agent prompt written notice of any change in any Rating that results in a change in the Category on which the Applicable Percentage is based. The Company will deliver to each of the Lenders:

                  (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Arthur Andersen & Co. or other independent public accountants of nationally recognized standing acceptable to the Required Lenders and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such consolidated financial statements fairly present the financial condition and results of operations of the Company and the Consolidated Subsidiaries in accordance with GAAP;

                  (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of earnings and cash flows for such quarter and for the portion of the Company's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, compliance with GAAP and consistency by a Financial Officer of the Company;

                  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of a Financial Officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company was in compliance with the requirements of Sections 5.06 and 5.07 on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

                  (d) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

                  (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all financial statements, reports and proxy statements so mailed;

                  (f) promptly upon the filing thereof, copies of all annual or quarterly reports and upon request by any Lender copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) which the Company shall have filed with the Securities and Exchange Commission;

                  (g) (i) as soon as possible after, and in any event within 30 days after the Company or any ERISA Affiliate knows or has reason to know that, any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Company to the PBGC in an aggregate amount exceeding US$5,000,000, a statement of a Financial Officer setting forth details as to such Reportable Event and the action that the Company proposes to take with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice that the Company or any ERISA Affiliate may receive from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) or to appoint a trustee to administer any such Plan,
(iii) within 10 days after the due date for filing with the PBGC pursuant to
Section 412(n) of the Code a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer setting forth details as to such failure and the action that the Company proposes to take with respect thereto, together with a copy of any such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Company or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Company or any ERISA Affiliate concerning
(A) the imposition of Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, both within the meaning of Title IV of ERISA; and

                  (h) from time to time such additional information regarding the financial position or business of the Company as any Lender may reasonably request.

                  SECTION 5.02. CORPORATE EXISTENCE; BUSINESSES AND PROPERTIES.
(a) The Company will, and will cause each Borrowing Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its corporate existence.

                  (b) Except to the extent that failure to do so would not have a Material Adverse Effect, the Company will, and will cause each Borrowing Subsidiary to, (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect all rights, licenses, permits and franchises material to the conduct of the business of the Company and the Subsidiaries, taken as a whole, (ii) comply with all laws and regulations applicable to it and (iii) conduct its business in substantially the same manner as heretofore conducted or as at the time permitted under applicable law.

                  SECTION 5.03. INSURANCE. The Company will, and will cause each Subsidiary to, keep its insurable properties adequately insured at all times by financially sound and reputable insurers, and maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies similarly situated and in the same or similar businesses.

                  SECTION 5.04. LITIGATION AND OTHER NOTICES. The Company will give each Lender prompt written notice of the following:

                  (a) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding which could reasonably be expected to result in a Material Adverse Effect; and

                  (b) any development in the business or affairs of the Company or any Subsidiary that has resulted in a Material Adverse Effect.

                  SECTION 5.05. MAINTAINING RECORDS; ACCESS TO PROPERTIES AND INSPECTIONS. The Company will, and will cause each Subsidiary to, maintain financial records in accordance with GAAP and, upon reasonable notice, at all reasonable times, permit (a) any authorized representative designated by any Lender to discuss the affairs, finances and condition of the Company and the Subsidiaries with a Financial Officer of the Company and such other officers as the Company shall deem appropriate and (b) any authorized representative designated by the Administrative Agent or the Required Lenders to visit and inspect the properties of the Company and of any Subsidiary.

                  SECTION 5.06. CONSOLIDATED EBITDA TO CONSOLIDATED INTEREST EXPENSE RATIO. The Company will not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense for any period of four consecutive fiscal quarters ending on the last day of any fiscal quarter to be less than 5:1.

                  SECTION 5.07. NET DEBT TO CAPITALIZATION RATIO. The Company will not permit on any date the ratio of (a) Consolidated Net Indebtedness on such date to (b) the sum of (i) Shareholders' Equity on such date and (ii) Consolidated Net Indebtedness on such date to be greater than 0.55:1.00.

                  SECTION 5.08. NEGATIVE PLEDGE. Neither the Company nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien securing Indebtedness on any asset now owned or hereafter acquired by it, except:

                  (a) Liens on all or part of the assets of Consolidated Subsidiaries securing Indebtedness owing by Consolidated Subsidiaries to the Company and Consolidated Subsidiaries;

                  (b) mortgages on real property or security interests in personal property securing Indebtedness of the Company and Consolidated Subsidiaries in an aggregate amount not exceeding ten percent (10%) of the consolidated total assets of the Company and the Consolidated Subsidiaries;

                  (c) Liens to secure taxes, assessments and other governmental charges or claims for labor, material or supplies to the extent that payment thereof shall not at the time be required to be made in accordance with Section 3.07 hereof;

                  (d) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age, pension or other social security obligations;

                  (e) Liens in respect of judgments or awards not exceeding US$1,000,000 in the aggregate at any time, and any other Liens with respect to which the execution or enforcement thereof is being effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

                  (f) Liens of carriers, warehousemen, mechanics and materialmen, and other like Liens, in existence less than 120 days from the date of creation thereof;

                  (g) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Company or a Consolidated Subsidiary is a party, and other similar encumbrances none of which in the opinion of the Company interferes materially with the use of the property in the ordinary conduct of the business of the Company and the Consolidated Subsidiaries; and similar encumbrances on interests in real estate located outside the United States, which defects do not individually or in the aggregate have a material adverse effect on the business of the Company individually or of the Company and the Consolidated Subsidiaries on a consolidated basis; and

                  (h) to the extent that the value of all Margin Stock owned by the Company and its Consolidated Subsidiaries (determined in accordance with Regulation U) would otherwise exceed 25% of the value of the total assets of the Company and its Consolidated Subsidiaries subject to this
         Section 5.08 (as so determined), Liens on such excess Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.08).

                  SECTION 5.09. CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. (a) The Company will not (i) consolidate or merge with or into any other person unless (A) the Company shall be the surviving entity and (B) immediately thereafter no Default or Event of Default shall have occurred and be continuing or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other person. The Company will not sell, lease or otherwise transfer any of its assets to any other person except for full and adequate consideration.

                  (b) No Borrowing Subsidiary will (i) consolidate or merge with or into any other person unless (A) if the surviving entity shall be other than such Borrowing Subsidiary, (x) such surviving entity or the Company shall have assumed in writing all obligations of such Borrowing Subsidiary relating to this Agreement and (y) such surviving entity shall be 100% owned by the

Company and (B) no Default or Event of Default shall have occurred and be continuing either before or immediately after such consolidation or merger or
(ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other person. No Borrowing Subsidiary will sell, lease or otherwise transfer any of its assets to any other person except for full and adequate consideration.

                  (c) Notwithstanding anything in the foregoing to the contrary, to the extent that the value of all Margin Stock owned by the Company and its Consolidated Subsidiaries (determined in accordance with Regulation U) would otherwise exceed 25% of the value of the total assets of the Company and its Consolidated Subsidiaries subject to this Section 5.09 (as so determined), the restrictions contained in subsections (a)(ii) and (b)(ii) of this Section 5.09 shall not apply to such excess Margin Stock (it being understood that Margin Stock not in excess of 25% of the value of such assets will be subject to the restrictions of this Section 5.09).

                  SECTION 5.10. OWNERSHIP OF MARGIN STOCK. The Company will not, and will not permit its Subsidiaries to, own Margin Stock to the extent the value of such Margin Stock would exceed 25% of the value of the total assets of the Company and its Consolidated Subsidiaries.


                                   ARTICLE VI

                                EVENTS OF DEFAULT

                  In case of the happening of any of the following events (each an "Event of Default"):

                  (a) any representation or warranty made or deemed made in or in connection with the execution and delivery of this Agreement or the Borrowings hereunder or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with this Agreement shall prove to have been incorrect in any material respect when so made, deemed made or furnished;

                  (b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

                  (c) default shall be made in the payment of any interest on any Loan or any Facility Fee or any other amount (other than an amount referred to in paragraph (b) above) due hereunder, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

                  (d) default shall be made in the due observance or performance of any covenant, condition or agreement contained in Sections 5.02 or
         5.06 through 5.09;

                  (e) default shall be made in the due observance or performance of any covenant, condition or agreement contained herein (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 10 days after notice thereof from the Administrative Agent or any Lender to the Company;

                  (f) the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness in an aggregate principal amount in excess of US$15,000,000, when and as the same shall become due and payable, or
         (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity;

                  (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company or any Subsidiary, or of a substantial part of the property or assets of the Company or a Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or a Subsidiary or (iii) the winding up or liquidation of the Company or any Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (h) the Company or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Subsidiary or for a substantial part of the property or assets of the Company or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

                  (i) one or more final and nonappealable judgments for the payment of money in an aggregate amount in excess of US$5,000,000 shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such final and nonappealable judgment or judgments aggregating in excess of US$5,000,000;

                  (j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 412(n)(l) of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Company to the PBGC or to a Plan in an aggregate amount exceeding US$5,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent, the Administrative Agent shall have notified the Company in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

                  (k) (i) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds US$5,000,000 or requires payments exceeding US$1,000,000 in any year;

                  (1) the Company or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Company and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding US$1,000,000;

                  (m) any guarantee purported to be created by Article VII hereof shall cease to be, or shall be asserted by the Company not to be, a valid and enforceable guarantee of the Guaranteed Obligations; or

                  (n) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Company described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Facility Fees and all other liabilities of the Borrowers accrued hereunder, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding; and, in any event with respect to the Company described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Facility Fees and all other liabilities of the Borrowers accrued hereunder shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived anything contained herein to the contrary notwithstanding.

                                   ARTICLE VII

                                    GUARANTEE

                  The Company unconditionally and irrevocably guarantees the due and punctual payment and performance, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, of the Guaranteed Obligations. The Company further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from it and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligations.

                  The Company waives presentment to, demand of payment from and protest to the Borrowing Subsidiaries of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by
(a) the failure of any Lender or any Agent to assert any claim or demand or to enforce any right or remedy against the Borrowing Subsidiaries under the provisions of this Agreement or otherwise; (b) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement, any guarantee or any other agreement; or (c) the failure of any Lender or any Agent to exercise any right or remedy against any other guarantor of the Guaranteed Obligations.

                  The Company further agrees that its guarantee constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by any Agent or any Lender to any security, if any, held for payment of the Guaranteed Obligations or to any balance of any deposit account or credit on its books, in favor of the Borrowing Subsidiaries or any other person.

                  The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the Company hereunder shall not be discharged or impaired or otherwise affected by the failure of any Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement, any guarantee or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of the Company as a matter of law or equity.

                  To the extent permitted by applicable law, the Company waives any defense based on or arising out of any defense available to the Borrowing Subsidiaries, including any defense based on or arising out of any disability of the Borrowing Subsidiaries, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowing Subsidiaries, other than final payment in full of the Guaranteed Obligations. The Agents and the Lenders may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, or exercise any other right or remedy available to them against the Borrowing Subsidiaries, or any security without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been fully and finally paid. The Company waives any defense arising out of any such election even though such election operates to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Borrowing Subsidiary or any security.

                  The Company further agrees that its guarantee shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Lender upon the bankruptcy or reorganization of any Borrowing Subsidiary or otherwise.

                  In furtherance of the foregoing and not in limitation of any other right which any Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any Borrowing Subsidiary to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by any Agent or any Lender, forthwith pay or cause to be paid to such Agent or such Lender in cash the amount of such unpaid Guaranteed Obligation.

                  Upon payment by the Company of any sums to any Agent or any Lender, as provided above, all rights of the Company against the other Borrowers arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Guaranteed Obligations to the Agents and the Lenders.

                  The Company further agrees that if payment in respect of any obligation of a Borrowing Subsidiary guaranteed hereunder shall be due in a currency other than Dollars and/or at a place of payment other than New York City and if, by reason of any legal prohibition, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such obligation in such currency or at such place of payment shall be impossible or, in the judgment of any Lender, not consistent with the protection of its rights or interests, then, at the election of such Lender, the Company shall make payment of such obligation in Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York City. In the event that any payment by the Company in respect of any obligation of a Borrowing Subsidiary is made in a currency other than the currency in which such obligation is denominated, the Company agrees to indemnify the Lenders against any losses resulting from any currency conversion, including any losses resulting from any Lender's inability, after obtaining knowledge of such conversion, to exchange an amount received by it in any currency for an amount in the currency in which the relevant obligation is denominated equal to the amount of the relevant obligation.


                                  ARTICLE VIII

                                   THE AGENTS

                  In order to expedite the transactions contemplated by this Agreement, JPMorgan Chase Bank is hereby appointed to act as Administrative Agent and JPMEL is hereby appointed to act as London Agent, on behalf of the Lenders. Each of the Lenders hereby irrevocably authorizes the Agents to take such actions on behalf of such Lender or holder and to exercise such powers as are specifically delegated to the Agents by the terms and provisions hereof, together with such actions and powers as are reasonably incidental thereto. The Agents are hereby expressly authorized by the Lenders, without hereby limiting any implied authority, (a) to receive on behalf of the Lenders all payments of principal of and interest on the Loans and all other amounts due to the Lenders hereunder, and promptly to distribute to each Lender its proper share of each payment so received; (b) to give notice on behalf of each of the Lenders to the Borrowers of any Event of Default of which the Agents have actual knowledge acquired in connection with their agency hereunder; and
(c) to distribute promptly to each Lender copies of all notices, financial statements and other materials delivered by the Borrowers pursuant to this Agreement as received by the Applicable Agent.

                  Neither the Agents nor any of their directors, officers, employees or agents shall be liable as such for any action taken or omitted by any of them except for their own gross negligence or willful misconduct, or be responsible for any statement, warranty or representation herein or the contents of any document delivered in connection herewith, or be required to ascertain or to make any inquiry concerning the performance or observance by the Borrowers of any of the terms, conditions, covenants or agreements contained in this Agreement. The Agents shall not be responsible to the Lenders for the due execution, genuineness, validity, enforceability or effectiveness of this Agreement or other instruments or agreements. The Agents may deem and treat the Lender that makes any Loan as the holder of the indebtedness resulting therefrom for all purposes hereof until it shall have received notice from such Lender, given as provided herein, of the transfer thereof. The Agents shall in all cases be fully protected in acting, or refraining from acting, in accordance with written instructions signed by the Required Lenders and, except as otherwise specifically provided herein, such instructions and any action or inaction pursuant thereto shall be binding on all the Lenders. The Agents shall, in the absence of knowledge to the contrary, be entitled to rely on any instrument or document believed by them in good faith to be genuine and correct and to have been signed or sent by the proper person or persons. Neither the Agents nor any of their directors, officers, employees or agents shall have any responsibility to the Borrowers on account of the failure of or delay in performance or breach by any other Lender of any of its obligations hereunder or to any Lender on account of the failure of or delay in performance or breach by any other Lender or the Borrowers of any of their respective obligations hereunder or in connection herewith. The Agents may execute any and all duties hereunder by or through agents or employees and shall be entitled to rely upon the advice of legal counsel selected by them with respect to all matters arising hereunder and shall not be liable for any action taken or suffered in good faith by them in accordance with the advice of such counsel.

                  The Lenders hereby acknowledge that the Agents shall be under no duty to take any discretionary action permitted to be taken by them pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Lenders.

                  Subject to the appointment and acceptance of a successor Agent as provided below, any Agent may resign at any time by notifying the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent (which Agent, so long as no Event of Default shall exist, be reasonably acceptable to the Company). If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, having a combined capital and surplus of at least US$500,000,000 or an Affiliate of any such bank. Upon the acceptance of any appointment as Agent hereunder by a successor bank, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder. After the Agent's resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

                  With respect to the Loans made by it hereunder, the Administrative Agent in its individual capacity and not as Administrative Agent shall have the same rights and powers as any other Lender and may exercise the same as though it were not the Administrative Agent, and the Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent.

                  Each Lender agrees (i) to reimburse the Agents, on demand, in the amount of its pro rata share (based on its Commitment hereunder or, if the Commitments shall have been terminated, the amount of its outstanding Loans) of any out-of-pocket expenses incurred for the benefit of the Lenders by the Agents, including reasonable counsel fees and compensation of agents paid for services rendered on behalf of the Lenders, which shall not have been reimbursed by the Borrowers and (ii) to indemnify and hold harmless each Agent and any of its directors, officers, employees or agents, on demand, in the amount of such pro rata share, from and against any and all liabilities, taxes, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it in its capacity as Agent in any way relating to or arising out of this Agreement or any action taken or omitted by it under this Agreement to the extent the same shall not have been reimbursed by the Borrowers; PROVIDED that no Lender shall be liable to any Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent or any of its directors, officers, employees or agents. Each Lender agrees that any allocation made in good faith by the Administrative Agent of expenses or other amounts referred to in this paragraph between this Agreement and the Five-Year Facility shall be conclusive and binding for all purposes.

                  Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  SECTION 9.01. NOTICES. Except as otherwise expressly provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telecopy, as follows:

                  (a) if to any Borrower, to PerkinElmer, Inc., 45 William Street, Wellesley, Massachusetts 02181, Attention of Treasurer (Telecopy No. 781-431-4113);

                  (b) if to the Administrative Agent, to it at One Chase Manhattan Plaza, 8th Floor, New York, New York 10081, Attention of Lisa Pucciarelli (Telecopy No. 212-552-5777);

                  (c) if to the London Agent, to it at J.P. Morgan Europe Limited, 125 London Wall, London, England EC2Y5AJ, Attention of Loans Agency Division (Telecopy No. 011-44-171-777-2360); with a copy to the Administrative Agent as provided in paragraph (b) above; and

                  (d) if to a Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this
Section 9.01.

                  SECTION 9.02. SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Facility Fee or any other amount payable under this Agreement is outstanding and unpaid or the Commitments have not been terminated.

                  SECTION 9.03. BINDING EFFECT. This Agreement shall become effective when it shall have been executed by the Company, the Administrative Agent and the London Agent and when the Administrative Agent shall have received copies hereof (telecopied or otherwise) which, when taken together, bear the signature of each Lender, and when the conditions set forth in Section 4.02 shall have been satisfied, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrowers shall not have the right to assign any rights hereunder or any interest herein without the prior consent of all the Lenders.

                  SECTION 9.04. SUCCESSORS AND ASSIGNS. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any party that are contained in this Agreement shall bind and inure to the benefit of its successors and assigns.

                  (b) Each Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); PROVIDED, HOWEVER, that (i) except in the case of an assignment to a Lender or a domestic Affiliate of a Lender, the Company must give its prior written consent to such assignment (which consent shall not be unreasonably withheld); PROVIDED, HOWEVER, that the consent of the Company shall not be required to any such assignment during the continuance of any Event of Default, (ii) the amount of the Commitment (or, after the Termination Date, the outstanding Loans) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$10,000,000 (or such lesser amount as the Company and the Administrative Agent shall agree upon), (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, and a processing and recordation fee of US$3,500 and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.21 and 9.05, as well as to any Facility Fees accrued for its account hereunder and not yet paid)). Notwithstanding the foregoing, any Lender assigning its rights and obligations under this Agreement may retain any Competitive Loans made by it outstanding at such time, and in such case shall retain its rights hereunder in respect of any Loans so retained until such Loans have been repaid in full in accordance with this Agreement.

                  (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the financial condition of the Borrowers or the performance or observance by the Borrowers of any obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the London Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the London Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (d) The Administrative Agent shall maintain at one of its offices in the City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and the principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and the Borrowers, the Administrative Agent, the London Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by each party hereto, at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Company to such assignment, the Administrative Agent shall (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register.

                  (f) Each Lender may sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each participating bank or other entity shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16, 2.21 and 2.22 to the same extent as if it was the selling Lender (but limited to the amount that could have been claimed by the selling Lender had it continued to hold the interest of such participating bank or other entity), except that all claims made pursuant to such Sections shall be made through such selling Lender, and
(iv) the Borrowers, the Administrative Agent, the London Agent and the other Lenders shall continue to deal solely and directly with such selling Lender in connection with such Lender's rights and obligations under this Agreement, and such selling Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans or changing or extending the Commitments).

                  (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrowers furnished to such Lender; PROVIDED that, prior to any such disclosure, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of any such information.

                  (h) The Borrowers shall not assign or delegate any rights and duties hereunder without the prior written consent of all Lenders.

                  (i) Any Lender may at any time pledge all or any portion of its rights under this Agreement to a Federal Reserve Bank; PROVIDED that no such pledge shall release any Lender from its obligations hereunder or substitute any such Bank for such Lender as a party hereto. In order to facilitate such an assignment to a Federal Reserve Bank, each Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to such Borrower by the assigning Lender hereunder.

                  SECTION 9.05. EXPENSES; INDEMNITY. (a) The Borrowers agree, jointly and severally, to pay the fees and disbursements of counsel for the Administrative Agent and the London Agent in connection with entering into this Agreement and in connection with any amendments, modifications or waivers of the provisions hereof, and agree, jointly and severally, to pay the reasonable out-of-pocket expenses incurred by the Administrative Agent and the London Agent or any Lender in connection with the enforcement or protection of their rights in connection with this Agreement or the Loans made hereunder, including the reasonable fees and disbursements of counsel for the Administrative Agent, the London Agent or any Lender.

                  (b) The Borrowers agree, jointly and severally, to indemnify the Administrative Agent, the London Agent, each Lender, each of their Affiliates and the directors, officers, employees and agents of the foregoing (each such person being called an "Indemnitee") against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or from such Indemnitee's violation of the Federal securities laws prohibiting insider trading.

                  (c) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any investigation made by or on behalf of the Administrative Agent, the London Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.

                  SECTION 9.06. APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

                  SECTION 9.07. WAIVERS; AMENDMENT. (a) No failure or delay of any Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or consent to any departure therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or any Subsidiary in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

                  (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders; provided, HOWEVER, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease the Facility Fee of any Lender or extend any date for payment thereof without the prior written consent of such Lender, (iii) amend or modify the provisions of Section 2.17 or Section 9.04(h), the provisions of this Section or the definition of the "Required Lenders," or (iv) release the Company from any of its obligations under Article VII hereof without the prior written consent of each Lender; PROVIDED FURTHER, HOWEVER, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agents hereunder without the prior written consent of the Agents. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder.

                  SECTION 9.08. ENTIRE AGREEMENT. This Agreement constitutes the entire contract among the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any party other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement.

                  SECTION 9.09. SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

                  SECTION 9.10. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03.

                  SECTION 9.11. HEADINGS. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

                  SECTION 9.12. RIGHT OF SETOFF. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or account of the Company and any Borrowing Subsidiary now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Company after such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

                  SECTION 9.13. JURISDICTION; CONSENT TO SERVICE OF PROCESS. (a) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Subject to the foregoing and to paragraph (b) below, nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement against any other party hereto in the courts of any jurisdiction.

                  (b) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                  (c) Each Borrower hereby irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

                  SECTION 9.14. WAIVER OF JURY TRIAL. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certification in this Section.

                  SECTION 9.15. ADDITION OF BORROWING SUBSIDIARIES. Each wholly owned Subsidiary of the Company which shall deliver to the Administrative Agent a Borrowing Subsidiary Agreement executed by such Subsidiary and the Company shall, upon such delivery and without further act, become a party hereto and a Borrower hereunder with the same effect as if it had been an original party to this Agreement.

                  SECTION 9.16. CONFIDENTIALITY. Each Lender, the Administrative Agent and the London Agent agree to keep confidential the Information, except that any such Lender, the Administrative Agent and the London Agent shall be permitted to disclose Information (a) to such of its officers, directors, employees, agents and representatives as need to know such Information; (b) to the extent required by applicable laws and regulations or by any subpoena or similar legal process, including with respect to the enforcement of this Agreement, provided that such Lender, the Administrative Agent and the London Agent shall use reasonable efforts to notify the Company of such prospective disclosure a reasonable time prior to any such disclosure and shall take such actions reasonably requested by the Company to assist the Company in obtaining a protective order or confidential treatment with respect to such Information (it being understood that failure to give such notice after having made any such reasonable efforts shall not result in any liability hereunder to such Lender, the Administrative Agent or the London Agent, as the case may be); (c) to the extent requested by any bank regulatory authority; (d) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Agreement, (ii) becomes available to such Lender, the Administrative Agent or the London Agent on a non-confidential basis from a source other than the Company and its Affiliates or (iii) was available to such Lender, the Administrative Agent or the London Agent on a non-confidential basis prior to its disclosure to such Lender, the Administrative Agent or the London Agent by the Company or its Affiliates; (e) to any Affiliate of or any actual or prospective assignee or participant in any rights of such Lender, the Administrative Agent or the London Agent under this Agreement, provided that such Affiliate, assignee or participant delivers to the Administrative

Agent, London Agent or such Lender, as applicable, a confidentiality letter containing substantially the undertakings set forth in this Section 9.16 and (f) to the extent the Company shall have consented to such disclosure in writing.

                  SECTION 9.17. COLLATERAL. Each of the Lenders represents to each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

                  SECTION 9.18. INTEREST RATE LIMITATION. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges which are treated as interest under applicable law (collectively the "Charges"), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the "Maximum Rate") which may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, all Charges payable to such Lender shall be limited to the Maximum Rate.

                  SECTION 9.19. CONVERSION OF CURRENCIES. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Borrowing Subsidiary) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

                  (b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the "APPLICABLE CREDITOR") shall, notwithstanding any judgment in a currency (the "JUDGMENT CURRENCY") other than the currency in which such sum is stated to be due hereunder (the "AGREEMENT CURRENCY"), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrowers contained in this Section 9.19 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                     PERKINELMER, INC.,

                                     by /s/ Robert F. Friel
                                        ----------------------------------------
                                        Name:  Robert F. Friel
                                        Title: Senior Vice President and
                                               Chief Financial Officer


                                     JPMORGAN CHASE BANK, individually and as Administrative Agent,

                                     by /s/ Gail Weiss
                                        ----------------------------------------
                                        Name:  Gail Weiss
                                        Title: Vice President


                                     J.P. MORGAN EUROPE LIMITED, individually and as London Agent,

                                     by /s/ S. Clarke
                                        ----------------------------------------
                                        Name:  S. Clarke
                                        Title: Vice President


                                     by /s/ M. Graves
                                        ----------------------------------------
                                        Name:  M. Graves
                                        Title: Associate





                                     BANK ONE, NA, (MAIN OFFICE: CHICAGO),

                                     by /s/ Mahua G. Thakurta
                                        ----------------------------------------
                                        Name:  Mahua G. Thakurta
                                        Title: Commercial Banking Officer


                                     BARCLAYS BANK PLC,

                                     by /s/ Douglas Bernegger
                                        ----------------------------------------
                                        Name:  Douglas Bernegger
                                        Title: Director

                                    CITIZENS BANK OF MASSACHUSETTS,

                                    by /s/ Mariel Keane Hough
                                       -----------------------------------------
                                       Name:   Mariel Keane Hough
                                       Title:  Vice President


                                       FIRSTAR BANK, N.A.,

                                       by /s/ Richard Popp
                                          --------------------------------------
                                       Name:  Richard Popp
                                       Title: Vice President

                                       by /s/ Michael P. Dickman
                                          --------------------------------------
                                       Name:  Michael P. Dickman
                                       Title: Assistant Vice President


                                    FLEET NATIONAL BANK,

                                    by /s/ Harvey H. Thayer
                                       -----------------------------------------
                                       Name:  Harvey H. Thayer
                                       Title: Managing Director


                                    MELLON BANK, N.A.,

                                    by /s/ Nancy E. Gale
                                       -----------------------------------------
                                       Name:  Nancy E. Gale
                                       Title: Vice President


                                    SOCIETE GENERALE,

                                    by /s/ Elizabeth R. Peck
                                       -----------------------------------------
                                       Name:  Elizabeth R. Peck
                                       Title: Director


                                    STANDARD CHARTERED BANK,

                                    by /s/ Raghukandau Menon
                                       -----------------------------------------
                                       Name:  Raghukandau Menon
                                       Title: Senior Vice President

                                    by /s/  Andrew Ng
                                       -----------------------------------------
                                       Name:  Andrew Ng
                                       Title: Vice President

                                    WACHOVIA BANK, N.A.,

                                    by /s/ Jeanette A. Griffin
                                       -----------------------------------------
                                       Name:  Jeanette A. Griffin
                                       Title: Vice President